                                                          EXHIBIT 10.48

                               NATIONSBANK, N.A.


                $37,000,000 AMENDED AND RESTATED CREDIT FACILITY


                                       FOR


                            SPEIZMAN INDUSTRIES, INC.







                                  JULY 31, 1997


Document Number: 141995.8                                                7/31/97

                                                        PAGE
                                TABLE OF CONTENTS



                                    ARTICLE I
                                   Definitions

1.1.     "ACCOUNTS" .................................    2
1.2.     "ACCOUNT DEBTOR" ...........................    2
1.3.     "ACCOUNTING TERMS AND DETERMINATIONS .......    2
1.4.     "ADVANCE" ..................................    2
1.5.     "ADVANCE ACCOUNT" ..........................    3
1.6.     "AGREEMENT" ................................    3
1.7.     "APPLICABLE MARGIN" ........................    3
1.8.     "AUTHORIZED REPRESENTATIVE" ................    3
1.9.     "BASE RATE" ................................    3
1.10.    "BASE RATE LOAN" ...........................    3
1.11.    "BORROWER'S ACCOUNT" .......................    3
1.12.    "BORROWING BASE" ...........................    3
1.13.    "BORROWING BASE CERTIFICATE" ...............    3
1.14.    "BORROWING NOTICE" .........................    4
1.15.    "BUSINESS DAY" .............................    4
1.16.    "CAPITAL EXPENDITURES" .....................    4
1.17.    "CASH COLLATERAL" ..........................    4
1.18.    "CASH COLLATERAL DOCUMENTS" ................    4
1.19.    "CLOSING DATE" .............................    4
1.20.    "CODE" .....................................    4
1.21.    "COLLATERAL ASSIGNMENTS" ...................    4
1.22.    "COMMITTED AMOUNT" .........................    4
1.23.    "COMMON STOCK" .............................    4
1.24.    "CONSOLIDATED CURRENT ASSETS" ..............    4
1.25.    "CONSOLIDATED CURRENT LIABILITIES" .........    5
1.26.    "CONSOLIDATED FIXED CHARGE RATIO" ..........    5
1.27.    "CONSOLIDATED FIXED CHARGES" ...............    5
1.28.    "CONSOLIDATED NET INCOME" ..................    5
1.29.    "CONSOLIDATED TANGIBLE NET WORTH" ..........    6
1.30.    "CONSOLIDATED TOTAL LIABILITIES" ...........    6
1.31.    "CONSOLIDATED WORKING CAPITAL" .............    6
1.32.    "DEBIT BALANCE" ............................    6
1.33.    "DEFAULT" ..................................    6
1.34.    "DOLLARS" ..................................    6
1.35.    "EBIT" .....................................    6
1.36.    "EBITDA" ...................................    7
1.37.    "ELIGIBLE ACCOUNTS" ........................    7
1.38.    "ELIGIBLE INVENTORY" .......................    7
1.39.    "ENVIRONMENTAL LAWS" .......................    7
1.40.    "EQUIPMENT" ................................    7
1.41.    "ERISA" ....................................    7
1.42.    "EURODOLLAR RATE" ..........................    8
1.43.    "EURODOLLAR RATE LOAN" .....................    8
1.44.    "EURODOLLAR RESERVE PERCENTAGE" ............    8

                                       ii

                                                      Page
1.46.    "EVENT OF DEFAULT" .........................    8
1.47.    "EXCESS CASH FLOW" .........................    8
1.48.    "FEDERAL FUNDS EFFECTIVE RATE" .............    8
1.49.    "FISCAL YEAR" ..............................    8
1.50.    "FISCAL YEAR END" ..........................    9
1.51.    "FOUR-QUARTER PERIOD" ......................    9
1.52.    "GUARANTORS" ...............................    9
1.53.    "GUARANTY" .................................    9
1.54.    "HAZARDOUS MATERIAL" .......................    9
1.55.    "INDEBTEDNESS" .............................    9
1.56.    "INDEBTEDNESS FOR MONEY BORROWED" ..........    9
1.57.    "INTERBANK OFFERED RATE" ...................    9
1.58.    "INTEREST PERIOD" ..........................   10
1.59.    "INVENTORY" ................................   10
1.60.    "L/C CREDIT" ...............................   11
1.61.    "L/C DOCUMENTS" ............................   11
1.62.    "LETTERS OF CREDIT" ........................   11
1.63.    "LETTER OF CREDIT FACILITY" ................   11
1.64.    "LETTER OF CREDIT FACILITY AMOUNT" .........   11
1.65.    "LETTER OF CREDIT FACILITY TERMINATION DATE"   11
1.66.    "LETTER OF CREDIT TERMINATION DATE" ........   11
1.67.    "LIABILITIES" ..............................   11
1.68.    "LIBOR BUSINESS DAY" .......................   12
1.69.    "LIEN" .....................................   12
1.70.    "LINE OF CREDIT LOAN" ......................   12
1.71.    "LOAN" OR "LOANS" ..........................   12
1.72.    "LOAN DOCUMENTS" ...........................   12
1.73.    "NET PROCEEDS" .............................   12
1.74.    "NOTE" .....................................   12
1.75.    "NOTES" ....................................   13
1.76.    "PERMITTED LIENS" ..........................   13
1.77.    "PERSON ....................................   13
1.78.    "PLAN" .....................................   13
1.79.    "PRIME RATE" ...............................   13
1.80.    "RATE HEDGING OBLIGATIONS" .................   13
1.81.    "REGULATION D" .............................   14
1.82.    "REGULATORY CHANGE" ........................   14
1.83.    "REIMBURSEMENT OBLIGATION" .................   14
1.84.    "SECURITY AGREEMENT" .......................   14
1.85.    "SWAP AGREEMENT" ...........................   14
1.86.    "STOCK PLEDGE AGREEMENT" ...................   14
1.87.    "SUBSIDIARY" AND "SUBSIDIARIES" ............   14
1.88.    "TERM LOAN" ................................   14
1.89.    "TERM NOTE" ................................   14
1.90.    "TERMINATION DATE" .........................   15


                                      iii

                                   ARTICLE II

                   The Line of Credit Loan and The Term Loan
                                                               Page
2.1.  The Line of Credit Loan Commitment .....................   15
2.2.  Advances and Rate Selection ............................   16
2.3.  Payment of Interest ....................................   17
2.4.  Payment of Principal of Line of Credit Loan;
      Permanent Reduction in Committed Amount ................   17
2.5.  Manner of Payment ......................................   18
2.6.  Payment ................................................   19
2.7.  Payments on Business Days ..............................   19
2.8.  Borrower's Account .....................................   19
2.9.  Notes ..................................................   19
2.10. Conversions and Elections of Subsequent Interest Periods   19
2.11. Fees ...................................................   20
2.12. Security ...............................................   20

                                   ARTICLE III

                         The Letter of Credit Facility

3.1.  Letters of Credit ..........................   21
3.2.  Repayment ..................................   21
3.3.  Indemnification ............................   22
3.4.  Administrative Fees ........................   22
3.5.  Conditions to Issuance of Letters of Credit    22

                                   ARTICLE IV

                        Yield Protection and Illegality

4.1.  Additional Costs ...............................   23
4.2.  Suspension of Loans ............................   24
4.3.  Illegality .....................................   25
4.4.  Compensation ...................................   25
4.5.  Alternate Interest Rate ........................   26
4.6.  Taxes ..........................................   26

                                    ARTICLE V

                         Representations and Warranties

5.1.  Incorporation ............................   27
5.2.  Power and Authority ......................   27
5.3.  Financial Condition ......................   28
5.4.  Title to Assets ..........................   29
5.5.  Litigation ...............................   29
5.6.  Taxes ....................................   29
5.7.  Contract or Restriction Affecting Borrower   29


                                       iv
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                                                 Page
5.8.  Governmental Approval ....................   29
5.9.  No Untrue Statements .....................   30
5.10. Solvency .................................   30
5.11. Hazardous Material .......................   30
5.12. Margin Stock .............................   30
5.13. ERISA Matters ............................   30
5.14. No Default ...............................   30
5.15. Existing Indebtedness ....................   31
5.16. Survival of Warranties and Representations   31

                                   ARTICLE VI
                             Conditions of Closing

6.1.  Legal Opinions ...........................   31
6.2.  Closing Documents ........................   31

                                   ARTICLE VII

                              Affirmative Covenants

7.1.  Financial Reports and Other Data .....   34
7.2.  Maintain Security Interest ...........   35
7.3.  Taxes and Liens ......................   35
7.4.  Business and Existence ...............   36
7.5.  Insurance; Payment of Premiums .......   36
7.6.  Maintain Property ....................   36
7.7.  Books of Record and Account ..........   36
7.8.  Payment of Indebtedness ..............   36
7.9.  Right of Inspection ..................   36
7.10. Observe All Laws .....................   36
7.11. Covenants Extending to Subsidiaries ..   36
7.12. Officer's Knowledge of Default .......   37
7.13. Suits or Other Proceedings ...........   37
7.14. Notice Regarding Hazardous Material or
      Environmental Complaint ..............   37
7.15. Environmental Indemnification ........   37
7.16. Further Assurances ...................   37
7.17. ERISA Requirement ....................   37
7.18. Continued Operations .................   38
7.19. Collateral Audit .....................   38
7.20. New Subsidiaries .....................   38
7.21. Swap Agreements ......................   38
7.22. Ownership of Real Property ...........   38


                                       v

                                  ARTICLE VIII

                         Negative Covenants of Borrower
                                                             Page
8.1.  Current Ratio ........................................   39
8.2.  Leverage Ratio .......................................   39
8.3.  Consolidated Working Capital .........................   39
8.4.  Consolidated Tangible Net Worth ......................   39
8.5.  Consolidated Fixed Charge Ratio ......................   40
8.6.  Mortgages, Liens, Etc ................................   40
8.7.  Indebtedness .........................................   40
8.8.  Name Change, Merger, Sale of Assets, Dissolution, Etc    40
8.9.  Change in Control ....................................   41
8.10. Compliance with ERISA; Funding of Plans ..............   41
8.11. Investments ..........................................   41
8.12. Investments in or Loans to Subsidiaries ..............   41

                                   ARTICLE IX

                               Events of Default

9.1.  Payment of Liabilities ................   41
9.2.  Payment of Other Obligations ..........   42
9.3.  Representation or Warranty ............   42
9.4.  Selected Covenants ....................   42
9.5.  Other Loan Documents ..................   42
9.6.  Other Covenants .......................   42
9.7.  Liquidation or Dissolution ............   42
9.8.  Involuntary Proceedings ...............   43
9.9.  Order of Dissolution; Forfeiture Action   43
9.10. Judgment ..............................   43

                                    ARTICLE X

                                 Miscellaneous

10.1.  Waiver of Default; Cumulative Remedies   44
10.2.  Amendments ...........................   44
10.3.  Notices ..............................   44
10.4.  Survival of Agreements ...............   45
10.5.  Governing Law ........................   45
10.6.  Enforceability of Agreement ..........   45
10.7.  Expenses; Indemnity ..................   45
10.8.  Liens; Set Off .......................   46
10.9.  Execution of Counterparts ............   46
10.10. Entirety .............................   46
10.11. Binding Effect .......................   46
10.12. Waiver of Jury Trial .................   46

                                       vi
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                                                                Page
EXHIBIT A      Borrowing Base Certificate ....................   A-1
EXHIBIT B-1    Amended and Restated Promissory Note ..........   B-1
EXHIBIT B-2    Term Note .....................................   B-2
EXHIBIT C      Form of Opinion of Counsel for Borrower
                       and Guarantor .........................   C-1
EXHIBIT D      Notice of Appointment (or Revocation) of
                       Authorized Representative .............   D-1
EXHIBIT E      Form of Borrowing Notice-Revolving Credit Loans   E-1
EXHIBIT F      Interest Rate Section Notice ..................   F-1
EXHIBIT G      Form of Guaranty ..............................   G-1
EXHIBIT H      Form of Security Agreement ....................   H-1
EXHIBIT I      Form of Stock Pledge Agreement ................   I-1

                                      vii

                       AMENDED AND RESTATED LOAN AGREEMENT


         THIS AMENDED AND RESTATED LOAN AGREEMENT, made and entered into as of July 31, 1997, by and between SPEIZMAN INDUSTRIES, INC., a Delaware corporation (herein called the "Borrower"), and NATIONSBANK, N.A., a national banking association and successor to NationsBank of North Carolina, National Association (herein called the "Lender");


                              W I T N E S S E T H:


         WHEREAS, Borrower and Lender have previously entered into a Loan Agreement dated as of April 19, 1994, as amended by 1995 Consolidated Amendment Agreement to Loan Agreement and Other Documents dated as of May 31, 1995, 1995 Second Consolidated Amendment to Loan Agreement and Other Documents dated as of September 1, 1995, 1995 Third Consolidated Amendment Agreement to Loan Agreement and Related Documents dated as of October 31, 1995, 1996 First Consolidated Amendment Agreement to Loan Agreement and Related Documents dated as of May 15, 1996, 1996 Second Consolidated Amendment Agreement to Loan Agreement and Related Documents dated as of June 26, 1996, 1996 Third Consolidated Amendment Agreement to Loan Agreement and Related Documents, Modification Agreement dated as of November 1, 1996, and an Amended and Restated Loan Agreement dated as of December 19, 1996 (collectively, the "Original Loan Agreement");

         WHEREAS, the Borrower has entered into a Stock Purchase Agreement (the "Purchase Agreement") dated as of July 31, 1997 with the holders of all of the capital stock of Wink Davis Equipment Co., Inc. ("WD") to acquire all of the outstanding capital stock of WD;

         WHEREAS, the Borrower desires to obtain from the Lender a credit facility in the maximum aggregate principal amount at any time outstanding of up to $37,000,000, of which (i) up to $30,000,000 may be allocated for the issuance of documentary letters of credit to support the Borrower's purchase and importing of (x) pre-sold textile machinery in the ordinary course of its business and (y) in certain cases, equipment to be held as inventory for sale and, within such $30,000,000, up to $8,500,000 may be allocated to borrowings for the Borrower's short term operating needs under a revolving line of credit, and up to $500,000 may be allocated for the issuance of standby letters of credit, as provided herein, and (ii) up to $7,000,000 may be allocated as a term loan to acquire all of the outstanding capital stock of WD, all upon the terms and conditions herein provided;

         WHEREAS, this Amended and Restated Loan Agreement and the Loan Documents, as defined herein, amended in connection herewith do not effect any refinancing or extinguishment of the indebtedness and obligations evidenced by the Original Loan Agreement and the Loan

Documents and is not a novation, but is a restatement and amendment in their entirety of such Original Loan Agreement and such Loan Documents in order to reflect the increase in credit extended by Lender and other amendments set forth herein; and

         WHEREAS, the Lender is willing to issue a line of credit loan and make available letters of credit to the Borrower from time to time in its discretion upon the terms and conditions set forth herein;

         NOW, THEREFORE, it is agreed as follows:


                                    ARTICLE I

                                   Definitions

         For purposes of this Agreement, in addition to the definitions set forth above, the following terms shall have the following meanings:

          1.1. "Accounts" means accounts, general intangibles, chattel paper, instruments and documents, whether now owned or hereafter acquired by the Borrower or WD. "General Intangibles" shall mean all intangible personal property of the Borrower or WD of every kind and nature (other than accounts, chattel paper, documents and instruments) including, without limitation, choses in action, causes of action, corporate or other business records, inventions, designs, patents, patent applications, trademarks, trade names, trade secrets, goodwill, copyrights, registrations, licenses, franchises, tax refund claims, computer programs, and any guarantee claims, security interests or other security held by or granted to the Borrower or WD to secure payment by an Account Debtor of any of the Accounts.

          1.2. "Account Debtor" means any Person who is or who may become obligated to the Borrower or WD under or on account of an Account.

          1.3. "Accounting Terms and Determinations." Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be delivered hereunder shall be prepared, in accordance with generally accepted accounting principles as in effect from time to time, applied on a consistent basis with that applied in the audited consolidated financial statements of the Borrower and its Subsidiaries referred to in Section 5.3 hereof.

          1.4. "Advance" means any borrowing under the Line of Credit Loan consisting of a Base Rate Loan or a Eurodollar Rate Loan, as the case may be.

          1.5. "Advance Account" means an account on the books of the Lender in which

                       (i) each Advance by the Lender shall be debited thereto by recording therein on the date of such Advance a debit entry in the amount of such Advance; and

                      (ii) each payment made to the Lender for credit to the Advance Account shall be credited thereto by recording therein on the date paid to the Lender a credit entry in the amount of such payment.

          1.6. "Agreement" means this Amended and Restated Loan Agreement, as the same may be amended, modified or supplemented from time to time as herein permitted.

          1.7. "Applicable Margin" means for purposes of calculating the applicable interest rate for the Interest Period for any Eurodollar Rate Loan, 2.0%.

          1.8. "Authorized Representative" means any of the Chairman, Vice Chairmen, President, Executive Vice Presidents or Vice Presidents of the Borrower and, with respect to financial matters, the Treasurer or chief financial officer of the Borrower or any other person expressly designated by the Board of Directors of the Borrower (or the appropriate committee thereof) as an Authorized Representative of the Borrower, as set forth from time to time in a certificate in the form attached hereto as Exhibit D and incorporated herein by reference.

          1.9. "Base Rate" means, for any Base Rate Loan, the rate of interest equal to the sum of (x) the greater of (i) Prime Rate or (ii) the Federal Funds Effective Rate plus one-half percent and (y) one percent (1%), each change in such Base Rate to be effective as of the effective date of any change in the Prime Rate or the Federal Funds Effective Rate giving rise thereto.

          1.10. "Base Rate Loan" means any Loan for which the rate of interest is determined by reference to the Base Rate.

          1.11. "Borrower's Account" means the account maintained by the Borrower with the Lender pursuant to which proceeds of Advances are deposited.

          1.12. "Borrowing Base" means the sum as of the date of determination of (i) Eligible Accounts multiplied by 80% and (ii) Eligible Inventory multiplied by 30%, and (iii) L/C Credit multiplied by 50%, and (iv) Cash Collateral multiplied by 100%, all determined pursuant to the Borrowing Base Certificate.

          1.13. "Borrowing Base Certificate" means a certificate in the form attached hereto as Exhibit A and incorporated herein by reference.

          1.14. "Borrowing Notice" means the notice delivered by an Authorized Representative in connection with an Advance under the Line of Credit Loan, in the form attached hereto as Exhibit E and incorporated herein by reference.

          1.15. "Business Day" means a day upon which the Lender is open for the transaction of commercial business with the general public in Charlotte, North Carolina.

          1.16. "Capital Expenditures" means all expenditures made and liabilities incurred (including obligations under capital leases) for the acquisition of assets which are not, in accordance with generally accepted accounting principles, treated as expense items in the year made or incurred or as a prepaid expense applicable to a future year or years.


          1.17. "Cash Collateral" means cash, certificates of deposit or other cash equivalents acceptable to Lender and on deposit with and held by Lender subject to a perfected first lien as security for the obligations of the Borrower.

          1.18. "Cash Collateral Documents" means all assignments, pledge accounts, security agreements and other collateral documents executed and delivered from time to time by the Borrower to Lender to establish Cash Collateral.

          1.19. "Closing Date" means the date this Agreement is executed by the Borrower and the Lender.

          1.20. "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, including any rules and regulations (whether final, temporary or proposed) promulgated thereunder or under any predecessor statute and remaining in effect.

          1.21. "Collateral Assignments" means the Collateral Assignment of Leases from Borrower and WD in favor of Lender dated July 31, 1997, and all amendments and supplements thereto.

          1.22. "Committed Amount" means the principal amount of $8,500,000 which the Lender has agreed to lend the Borrower on a revolving credit basis and is evidenced by the Note, subject (i) at any time to reduction as provided in
Section 2.1 of this Agreement and (ii) to scheduled permanent reductions as provided in Section 2.4.

          1.23. "Common Stock" means the common stock, par value $.10 per share, of the Borrower.

          1.24. "Consolidated Current Assets" means, as at the time any determination thereof is to be made, all assets or resources of Borrower and its Subsidiaries on a consolidated basis which are classified as current assets in accordance with generally accepted accounting principles applied on a consistent basis.

          1.25. "Consolidated Current Liabilities" means, as at the time any determination thereof is to be made, the amount of all liabilities of Borrower and its Subsidiaries on a consolidated basis (including all indebtedness payable on demand or maturing not more than one year from the date of computation and the current portion of Indebtedness having a maturity date in excess of one year) which are classified as current liabilities in accordance with generally accepted accounting principles applied on a consistent basis.

          1.26. "Consolidated Fixed Charge Ratio" means, with respect to the Borrower and its Subsidiaries for the Four-Quarter Period ending on the date of computation thereof, the ratio of (a) EBITDA plus, to the extent deducted in arriving at EBITDA, lease, rental and all other payments made in respect of or in connection with operating leases and less Capital Expenditures to (b) Consolidated Fixed Charges during each Four-Quarter Period.

          1.27. "Consolidated Fixed Charges" means, with respect to Borrower and its Subsidiaries, for the periods indicated, the sum of, without duplication,
(i) the total amount of interest paid or due and payable by the Borrower and its Subsidiaries (as determined in accordance with generally accepted accounting principles and as reflected on the financial statements delivered pursuant to
Section 7.1 hereof), plus (ii) to the extent deducted in arriving at EBITDA, lease, rental and all other payments made in respect of or in connection with operating leases, plus (iii) taxes on income, plus (iv) payments made during the last twelve months on Indebtedness having a maturity date in excess of one year (including any payments made during the last twelve months which were required by Section 2.4's provisions regarding scheduled reductions in the Committed Amount) and scheduled payments on the Term Note, plus (v) all dividends and other distributions paid during such period (regardless of when declared) on any shares of capital stock of the Borrower then outstanding, all determined on a consolidated basis in accordance with generally accepted accounting principles applied on a consistent basis and as reflected on the financial statements delivered pursuant to Section 7.1 hereof.

          1.28. "Consolidated Net Income" means, for the period during which any determination thereof is to be made, the gross revenues of Borrower and its Subsidiaries on a consolidated basis less all operating and non-operating expenses of Borrower and its Subsidiaries on a consolidated basis including taxes on income, all determined in accordance with generally accepted accounting principles applied on a consistent basis; but excluding as income: (i) gains on the sale, conversion or other disposition of capital assets, (ii) gains on the acquisition, retirement, sale or other disposition of capital stock and other securities of Borrower or any Subsidiary, (iii) gains on the collection of proceeds of life insurance policies, (iv) any write-up of any asset, and (v) any other gain or credit of an extraordinary nature as determined in accordance with generally accepted accounting principles applied on a consistent basis.

          1.29. "Consolidated Tangible Net Worth" means, as at the time any determination thereof is to be made, the depreciated book value amount of all assets of Borrower and its Subsidiaries (on a consolidated basis and excluding intercompany items), with no adjustment due to revaluation, depreciation, reserves or otherwise, less (i) the book amount of all items treated as intangible assets under generally accepted accounting principles, such as (without limitation) goodwill (whether representing the excess of cost over book value of assets acquired or otherwise), capitalized expenses, leasehold improvements, patents, trademarks, trade names, copyrights, franchises, licenses, and deferred charges, such as (without limitation) unamortized costs and costs of research and development; (ii) treasury stock; (iii) all reserves, including without limitation reserves for liabilities, fixed or contingent, depreciation, depletion, obsolescence, amortization, deferred income taxes, insurance, inventory valuation, and all other appropriations of retained earnings; and (iv) Consolidated Total Liabilities.

          1.30. "Consolidated Total Liabilities" means, as at the time any determination thereof is to be made, the aggregate amount of all liabilities (i.e., claims of creditors that are to be satisfied by the disbursement or utilization of corporate resources) of Borrower and its Subsidiaries on a consolidated basis, all determined in accordance with generally accepted accounting principles applied on a consistent basis, and including specifically all Indebtedness of Borrower and its Subsidiaries and all subordinated debt.

          1.31. "Consolidated Working Capital" means, as at the time any determination thereof is to be made, the excess, if any, of Consolidated Current Assets over Consolidated Current Liabilities.

          1.32. "Debit Balance" means an amount equal to the excess, if any, of all debit entries over all credit entries recorded pursuant to Section 2.1. hereof in the Advance Account of the Lender up to and including the date of computation.

          1.33. "Default" means any event, occurrence or condition which, with the giving of notice, lapse of time, or both, would constitute an Event of Default.

          1.34. "Dollars" means dollars constituting legal tender for the payment of public and private debts in the United States of America.

          1.35. "EBIT" for any period shall mean an amount equal to Consolidated Net Income for such period, plus the following, to the extent deducted in computing such Consolidated Net Income for such period: (i) taxes on income, and
(ii) interest expense, in each
case as shown on the financial statements delivered pursuant to Section 7.1 hereof.

          1.36. "EBITDA" for any period shall mean EBIT for such period plus the following, to the extent deducted in computing Consolidated Net Income for such period: depreciation and amortization, in each case as shown on the financial statements delivered pursuant to Section 7.1 hereof.

          1.37. "Eligible Accounts" means those Accounts which have been in existence for not more than 90 days from the date of original invoice as issued by the Borrower or WD, as applicable and deemed "Eligible Accounts" by the Lender in its discretion, as determined pursuant to the Borrowing Base Certificate; provided there shall be excluded from Accounts the following: intercompany or interaffiliate Accounts; foreign Accounts (i.e., Accounts with an Account Debtor located outside the U.S. or Canada); general provisions for credit memos; Accounts which relate to consigned Inventory; and any account with an Account Debtor with respect to which 25% or more of the outstanding balance of Accounts of such Account Debtor has been in existence for longer than 90 days from the date of original invoice.

          1.38. "Eligible Inventory" means only that Inventory owned by the Borrower or WD, as applicable, which is deemed "Eligible Inventory" by the Lender in its discretion, as determined pursuant to the Borrowing Base Certificate, and excluding all work in process and consigned Inventory.

          1.39. "Environmental Laws" means, collectively, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Toxic Substances Act, as amended, the Clean Air Act, as amended, the Clean Water Act, as amended, any other "Superfund" or "Superlien" law or any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material, as now or at any time hereafter in effect.

          1.40. "Equipment" means any and all of the Borrower's or WD's furnishings, fixtures and equipment, wherever located, whether now owned or hereafter acquired, together with all increases, parts, fittings, accessories, equipment, and special tools now or hereafter affixed to any part thereof or used in connection therewith, and all products, additions, substitutions, accessions, and all cash and non-cash proceeds, including proceeds from insurance, thereof and thereto.

          1.41. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, including any rules and regulations promulgated thereunder.

          1.42. "Eurodollar Rate" means the interest rate per annum calculated according to the following formula:

         Eurodollar =     Interbank Offered Rate        +    Applicable
            Rate       1- Eurodollar Reserve Percentage      Margin

          1.43. "Eurodollar Rate Loan" means a Loan for which the rate of interest is determined by reference to the Eurodollar Rate.

          1.44. "Eurodollar Reserve Percentage" means, for any day, that percentage (expressed as a decimal) which is in effect from time to time under Regulation D or any successor regulation, as the maximum reserve requirement (including any basic, supplemental, emergency, special, or marginal reserves) applicable with respect to Eurocurrency liabilities as that term is defined in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate of Eurodollar Rate Loans is determined), whether or not the Lender has any Eurocurrency liabilities subject to such requirements, without benefits of credits or proration, exceptions or offsets that may be available from time to time to the Lender. The Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

          1.45 "Existing Subsidiaries" means Sock & Hosiery Equipment Sales, Inc. and Speizman Industries Europe.

          1.46. "Event of Default" shall have the meaning specified in Article IX hereof.

          1.47. "Excess Cash Flow" means for any Fiscal Year EBITDA for the Fiscal Year less, to the extent paid or accrued during such Fiscal Year, the following: interest expense, current maturities of Indebtedness for Money Borrowed, taxes and dividends.

          1.48. "Federal Funds Effective Rate" for any day, as used herein, means the rate per annum (rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight Federal funds transactions arranged by Federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the "Federal Funds Effective Rate" as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the "Federal Funds Effective Rate" for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

          1.49. "Fiscal Year" means the period from the end of the Borrower's preceding Fiscal Year End to the next following Fiscal Year End.

          1.50. "Fiscal Year End" means the Saturday nearest June 30 of each year.

          1.51. "Four-Quarter Period" means a period of four full consecutive quarterly fiscal periods, taken together as one accounting period.

          1.52. "Guarantors" means all now or hereafter existing Subsidiaries of the Borrower, including WD.

          1.53. "Guaranty" means collectively each Guaranty Agreement executed, or to be executed, by a Guarantor (whether dated as of the Closing Date or delivered after the Closing Date in accordance with Section 7.20 hereof and whether executed individually or jointly and severally with other Guarantors) in favor of the Lender substantially in the form attached hereto as Exhibit G and incorporated herein by reference, as the same may be modified, amended or supplemented from time to time as therein provided.

          1.54. "Hazardous Material" means and includes any hazardous, toxic or dangerous waste, substance or material, the generation, handling, storage, disposal, treatment or emission of which is subject to any Environmental Laws now or hereafter in effect.

          1.55. "Indebtedness" means with respect to any Person, all its Indebtedness for Money Borrowed, all indebtedness of such person for the acquisition of property, indebtedness secured by any Lien on the property of such person whether or not such indebtedness is assumed, all liability of such person by way of endorsements (other than for collection or deposit of negotiable instruments in the ordinary course of business), all contingent obligations and all capitalized leases and other items which in accordance with generally accepted accounting principles are classified as liabilities on a balance sheet.

          1.56. "Indebtedness for Money Borrowed" means, for any Person, (i) all indebtedness, obligations and liabilities of such person for money borrowed which are evidenced by bonds, debentures, notes or other similar instruments and
(ii) all capitalized leases which have been capitalized in accordance with generally accepted accounting principles.

          1.57. "Interbank Offered Rate" means, with respect to any Eurodollar Rate Loan for the Interest Period applicable thereto, the average (rounded upward to the nearest one-sixteenth (1/16) of one percent) per annum rate of interest determined by the office of the Lender (each such determination to be conclusive and binding) as of two Business Days prior to the first day of such Interest Period, as the effective rate at which deposits in immediately available funds in Dollars are being, have been, or would be offered or quoted by the Lender to major banks in the applicable interbank market for Eurodollar deposits at any time during the Business Day which is the second Business Day immediately preceding the first day of such Interest Period, for a term comparable to such Interest Period and in the amount of the Eurodollar Rate Loan. If no such offers or quotes are generally available for such amount, then the Lender shall be entitled to determine the Eurodollar Rate by estimating in its reasonable judgment the per annum rate (as described above) that would be applicable if such quote or offers were generally available.

          1.58. "Interest Period" for each Eurodollar Rate Loan means a period commencing on the date such Eurodollar Rate Loan is made or converted and each subsequent period commencing on the last day of the immediately preceding Interest Period for such Eurodollar Rate Loan, and ending, at the Borrower's option, on the date one, two or three months thereafter as notified to the Lender by the Authorized Representative three (3) LIBOR Business Days prior to the beginning of such Interest Period; provided, that,

                  (i) if the Authorized Representative fails to notify the Lender of the length of an Interest Period three (3) LIBOR Business Days prior to the first day of such Interest Period, the Loan for which such Interest Period was to be determined shall be deemed to be a Base Rate Loan;

             (ii) if an Interest Period for a Eurodollar Rate Loan would end on a day which is not a LIBOR Business Day such Interest Period shall be extended to the next LIBOR Business Day (unless such extension would cause the applicable Interest Period to end in the succeeding calendar month, in which case such Interest Period shall end on the next preceding LIBOR Business Day);

             (iii) any Interest Period which begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last LIBOR Business Day of a calendar month;

             (iv) no Interest Period shall extend past the Termination Date;

              (v) on any day, with respect to all Loans, there shall be not more than four (4) Interest Periods in effect.

          1.59. "Inventory" means any and all goods, merchandise and other personal property, including, without limitation, goods in transit, wheresoever located and whether now owned or hereafter acquired by the Borrower or WD which is or may at any time be held for sale or lease, furnished under any contract of service or held as raw materials, work-in-process, or supplies or materials used or consumed in the Borrower's or WD's business, including, without limitations, all such property the sale or other disposition of which has given rise to Accounts and which has been returned to or repossessed or stopped in transit by the Borrower or WD.

          1.60. "L/C Credit" means the credit to the Borrowing Base established by Lender equal to the face amount of Letters of Credit issued under the Letter of Credit Facility for presold textile machinery to credit approved customers of Borrower. In each case, the eligibility of the Letter of Credit for inclusion in computing L/C Credit shall be determined by Lender.

          1.61. "L/C Documents" means, collectively, the Applications and Agreements for Documentary Letters of Credit and any other documents executed by Borrower in favor of Lender relating to the issuance of the Letters of Credit (including such documents relating to letters of credit outstanding on the Closing Date and any supplements or amendments thereto.

          1.62. "Letters of Credit" means, individually and collectively, the Letters of Credit to be issued under the Letter of Credit Facility pursuant to
Article III hereof, including such Letters of Credit issued pursuant to the Original Loan Agreement and outstanding on the Closing Date.

          1.63. "Letter of Credit Facility" means the facility described in
Article III hereof providing for the issuance by the Lender for the account of the Borrower of the Letters of Credit from time to time in its discretion.

          1.64. "Letter of Credit Facility Amount" means the maximum aggregate face amount available of Letters of Credit which may be issued under the Letter of Credit Facility , which is $30,000,000, and of which up to $500,000 is for standby letters of credit.

          1.65. "Letter of Credit Facility Termination Date" means July 31,
2000.


          1.66. "Letter of Credit Termination Date" means, as to each Letter of Credit, the first to occur of the expiration or termination date specified therein which shall not be later than ninety days following the Letter of Credit Facility Termination Date.

          1.67. "Liabilities" mean all obligations and Indebtedness of any and every kind and nature of the Borrower to Lender (including, without limitation, interest, charges, expenses, attorneys' fees and other sums chargeable to Borrower by the Lender) and future advances made to or for the benefit of Borrower, whether arising under this Agreement, or arising under the Notes, the L/C Documents or any of the other Loan Documents or acquired by the Lender from any other source, whether heretofore, now or hereafter owing, arising, due, or payable from Borrower to the Lender and howsoever evidenced, created, incurred, acquired or owing, whether primary, secondary, direct, contingent, fixed, or otherwise, including obligations of performance, and including all liabilities of Borrower to Lender or any affiliate of Lender which arise under a Swap Agreement.

          1.68. "LIBOR Business Day" means a Business Day on which the relevant international financial markets are open for the transaction of the business contemplated by this Agreement in London, England and Charlotte, North Carolina.

          1.69. "Lien" means any interest in property securing any obligation owed to, or a claim by, a person other than the owner of the property, including but not limited to the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes.

          1.70. "Line of Credit Loan" means any loan evidenced by the Line of Credit Note and as described in Article II hereof providing for Line of Credit Loans to the Borrower by the Lender.

          1.71. "Loan" or Loans" means any of the Line of Credit Loans or Term Loan.

          1.72. "Loan Documents" means, collectively, this Agreement, the Notes, the Collateral Assignment, the Stock Pledge Agreement, the Security Agreement, the Guaranty, the L/C Documents and all agreements, instruments and documents (and with respect to this Agreement and such other agreements, instruments and documents, any amendments or supplements thereto or modifications thereof), delivered to the Lender, with respect to this Agreement, or with respect to the transactions contemplated by this Agreement or any other Loan Document.

          1.73. "Net Proceeds" means (i) with respect to the issuance of equity or Indebtedness, cash payments received therefrom as and when received, net of all bona fide legal, accounting, banking, underwriting, title and recording fees and expenses, commissions, discounts and other issuance expenses incurred in connection therewith and all taxes required to be paid or accrued as a consequence of such transaction, and (ii) with respect to the sale, lease or other disposition of assets (except inventory in the ordinary course of business) or the taking of any asset by eminent domain, the amount of cash plus the fair market value of other property received in such transaction, net of all bona fide legal, title and recording fees and expenses incurred in connection therewith and all taxes paid as a consequence of such transaction and all Indebtedness required to be repaid as a result of such disposition to the extent paid by Borrower or any of its Subsidiaries, as applicable.

          1.74. "Note" means the amended and restated promissory note of the Borrower in the original principal amount of $8,500,000 evidencing the Line of Credit Loan and substantially in the form attached hereto as Exhibit B-1 and incorporated herein by reference.

          1.75. "Notes" means, collectively, the Note and the Term Note.

          1.76. "Permitted Liens" means (i) liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not overdue or being contested in good faith; (ii) liens incurred in the ordinary course of business in connection with worker's compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts (other than for Indebtedness) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds; (iii) rights of lessees under leases made in the ordinary course of business under which Borrower or any Subsidiary is lessor; and (iv) liens in respect of final judgments or awards or attachments remaining undischarged or unstayed for not longer than 60 days from the making thereof.

          1.77."Person" means an individual, partnership, limited liability company, corporation, trust, unincorporated organization, association, joint venture or a government or agency or political subdivision thereof.

          1.78. "Plan" means any employee benefit or other plan established or maintained or to which contributions have been made by the Borrower or any Subsidiary and which is covered by Title IV of ERISA or to which Section 412 of the Code applies.

          1.79. "Prime Rate" means the rate of interest per annum announced by the Lender from time to time to be its prime rate. The Prime Rate is one of several rate indexes used by the Lender in calculating interest on loans to its customers and is not necessarily the best or lowest rate of interest offered by the Lender.

          1.80. "Rate Hedging Obligations" means any and all obligations of the Borrower or any of its Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party's assets, liabilities or exchange transactions, including, but not limited to, Dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts, warrants and those commonly known as interest rate "swap" agreements; and (b) any and all cancellations, buybacks, reversals, terminations or assignments of any of the foregoing.

          1.81. "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System (or any successor thereto) as the same may be amended or supplemented from time to time.

          1.82. "Regulatory Change" means any change effective after the Closing Date in United States federal or state laws or regulations (including Regulation D and capital adequacy regulations) or foreign laws or regulations or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks, which includes the Lender, under any United States federal or state or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof or compliance by the Lender with any request or directive regarding capital adequacy, including with respect to "highly leveraged transactions," whether or not having the force of law, whether or not failure to comply therewith would be unlawful and whether or not published or proposed prior to the date hereof.

          1.83. "Reimbursement Obligation" shall mean at any time, the obligation of the Borrower with respect to any Letter of Credit to reimburse the Lender for amounts theretofore paid by the Lender pursuant to a drawing under such Letter of Credit.

          1.84. "Security Agreement" means the Amended and Restated Security Agreement dated as of July 31, 1997, between the Borrower and WD and the Lender and all amendments and supplements thereto.

          1.85. "Swap Agreement" means one or more agreements with respect to Indebtedness evidenced by any or all of the Notes on terms mutually acceptable to the Borrower and the Lender, which agreements create Rate Hedging Obligations.

          1.86. "Stock Pledge Agreement" means the Stock Pledge Agreement dated as of July 31, 1997, between the Borrower and the Lender, and all amendments and supplements thereto.

          1.87. "Subsidiary" and "Subsidiaries" means any corporation of which more than 50% of the voting stock of any class at any time is owned or controlled, directly or indirectly, by the Borrower, including WD.

          1.88. "Term Loan" means the loan evidenced by the Term Note and as described in Article II hereof providing for a term Loan to the Borrower by the Lender.

          1.89. "Term Note" means the promissory note of the Borrower in the original principal amount of $7,000,000 evidencing the Term Loan and substantially in the form attached hereto as Exhibit B-2 and incorporated herein by reference. means July 31, 2000. "TERMINATION DATE"

          1.90. "TERMINATION DATE" means July 31, 2000.

                                  ARTICLE II

          The Line of Credit Loan and The Term Loan

          2.1. (a) THE LINE OF CREDIT LOAN COMMITMENT . The Lender agrees, upon the terms and conditions set forth herein, to make Advances to the Borrower under the Line of Credit Loan during the period from the date of this Agreement until the Termination Date up to an aggregate amount not exceeding $8,500,000; provided (i) that immediately after giving effect to each Advance, the Debit Balance shall not exceed either the Committed Amount or the excess of the Borrowing Base over the face amount of Letters of Credit outstanding and the principal balance of the Term Loan; (ii) no Advance shall be made if, after giving effect to such Advance, the sum of the Debit Balance and the face amount of Letters of Credit outstanding exceeds $30,000,000; and (iii) that the Lender shall not be required to make Advances while any Default exists hereunder. Each Advance shall be in the amount of $50,000 or any integral multiple thereof, or if applicable the balance of the Committed Amount, and shall be debited by the Lender to the Advance Account. Within such limits, the Borrower may borrow, repay and reborrow hereunder, on a Business Day in the case of a Base Rate Loan and on a LIBOR Business Day in the case of a Eurodollar Rate Loan, from the date hereof until, but (as to borrowings and reborrowings) not including, the Termination Date; provided, however, that (x) no Eurodollar Rate Loan shall be made which has an Interest Period that extends beyond the Termination Date and
(y) each Eurodollar Rate Loan may, subject to the provisions of Section 2.10, be repaid only on the last day of the Interest Period with respect thereto, all in accordance with the terms of this Agreement. The Borrower agrees that if at any time the outstanding balance under the Note shall exceed (x) the Committed Amount or (y) the excess of the Borrowing Base over the face amount of Letters of Credit outstanding and the principal balance of the Term Loan, the Borrower shall immediately reduce such outstanding balance to the extent of such excess. Borrowings and payments of principal hereunder are to be made no later than 2:00 P.M. Charlotte, North Carolina time on the date of such borrowing or payment. The proceeds of the Line of Credit Loan shall be used for working capital for the Borrower and its Subsidiaries and up to $3,500,000 to acquire WD.

          (b) The Term Loan. Subject to the terms and conditions of this Agreement, the Lender agrees to make a term loan of $7,000,000 to the Borrower, such loan to be evidenced by the Term Note. The proceeds of the Term Note shall be used to acquire all of the outstanding capital stock of WD. The principal balance outstanding under the Term Note shall bear interest at the Eurodollar Rate or Base Rate as provided herein.

         The principal indebtedness evidenced by the Term Note shall be repayable in eleven consecutive quarterly payments on the last Business Day of each of the months of March, June, September and December, commencing December 31, 1997. The first eleven quarterly payments shall be in the amount of $250,000. One final payment shall be due on July 31, 2000 in an amount equal to the unpaid principal balance and all accrued interest on the Term Loan.

         The principal indebtedness evidenced by the Term Note shall also be prepaid annually on June 30 of each year, commencing June 30, 1998, in an amount equal to 25% of Excess Cash Flow determined for the immediately preceding Fiscal Year. All such prepayments shall be applied to principal installments due under the Term Note in inverse order of their maturities.

         The Borrower agrees that if at any time the outstanding balance under the Term Note shall exceed the excess of the Borrowing Base over the sum of (x) the face amount of Letters of Credit outstanding, (y) the Reimbursement Obligations and (z) the Committed Amount, the Borrower shall immediately reduce such outstanding balance to the extent of such excess.

          2.2. ADVANCES AND RATE SELECTION. (i) An Authorized Representative shall give the Lender (1) at least three (3) LIBOR Business Days' irrevocable telephonic notice of each Eurodollar Rate Loan (whether representing an additional borrowing hereunder under the Line of Credit Loan or the conversion of borrowing hereunder from Base Rate Loans to Eurodollar Rate Loans or the continuation of borrowing hereunder of Eurodollar Rate Loans) prior to 10:30 A.M., Charlotte, North Carolina time; and (2) irrevocable telephonic notice of each Base Rate Loan representing an additional borrowing hereunder under the Line of Credit Loan or the conversion of borrowing hereunder from Eurodollar Rate Loans to Base Rate Loans prior to 10:30 A.M. Charlotte, North Carolina time on the day of such proposed Base Rate Loan. Each such Borrowing Notice, which shall be effective upon receipt by the Lender, shall specify the amount of the Advance, if applicable, the type (Base or Eurodollar) of Loan, the date of the Advance, if applicable, and, if a Eurodollar Rate Loan, the Interest Period to be used in the computation of interest. The Authorized Representative shall provide the Lender written confirmation of each such telephonic notice on the same day by telefacsimile transmission in the form of a Borrowing Notice, for additional Advances, or in the form attached hereto as Exhibit F and incorporated herein by reference as to selection or conversion of interest rates as to outstanding Loans, in each case with appropriate insertions, but failure to provide such confirmation shall not affect the validity of such telephonic notice. The duration of the initial Interest Period for each Loan that is a Eurodollar Rate Loan shall be as specified in the initial Borrowing Notice in the case of Line of Credit Loans, and the Interest Rate Selection Notice in the case of the Term Loan. The Borrower shall have the option to elect the duration of subsequent Interest Periods and to convert the Loans in accordance with Section 2.10 hereof. If the Lender does not receive a notice of election of duration of an Interest Period or to convert by the time prescribed hereby and by Section 2.10 hereof, the Borrower shall be deemed to have elected to convert such Line of Credit Loan or Term Loan, as the case may be, to (or continue such Line of Credit Loan or Term Loan, as the case may be, as) a Base Rate Loan until the Borrower notifies the Lender in accordance herewith and with Section 2.10.

         (ii) Not later than 3:00 P.M., Charlotte, North Carolina time on the date specified for each Advance of a Line of Credit Loan, the Lender shall, subject to the terms and conditions of this Agreement, make the amount of the Line of Credit Loans available to the Borrower by delivery of the proceeds thereof to the Borrower's Account or otherwise as shall be directed in the applicable Borrowing Notice by the Authorized Representative.

          2.3. PAYMENT OF INTEREST. (a) The Borrower shall pay interest to the Lender on the outstanding and unpaid principal amount of each Loan made by the Lender for the period commencing on the date of such Loan until such Loan shall be due at the Eurodollar Rate or the Base Rate, as elected or deemed elected by the Borrower or otherwise applicable to such Loan as herein provided; provided, however, that if any amount shall not be paid when due (at maturity, by acceleration or otherwise), all amounts outstanding hereunder shall bear interest thereafter (i) in the case of a Eurodollar Rate Loan, at a rate of interest per annum which shall be two percent (2%) above the Eurodollar Rate for such Eurodollar Rate Loan until the end of the Interest Period during which such payment was due, and thereafter at a rate of interest per annum which shall be two percent (2%) above the Base Rate, and (ii) in the case of a Base Rate Loan, at a rate of interest per annum which shall be two percent (2%) above the Base Rate, or (in each case) the maximum rate permitted by applicable law, whichever is lower, from the date such amount was due and payable until the date such amount is paid in full.

         (b) Interest on the outstanding principal balance of each Loan shall be computed on the basis of a year of 360 days and calculated for the actual number of days elapsed. Interest on each Loan shall be paid (a) monthly in arrears on the last Business Day of each month, commencing the last Business Day of August 1997, on each Base Rate Loan, (b) on the last day of the applicable Interest Period for each Eurodollar Rate Loan, and (c) upon payment in full of the principal amount of such Loan.

          2.4. PAYMENT OF PRINCIPAL OF LINE OF CREDIT LOAN; PERMANENT REDUCTION IN COMMITTED AMOUNT. (a) The principal amount of the Debit Balance shall be due and payable to the Lender in full on the Termination Date, or earlier as herein expressly provided. The principal amount of Base Rate Loans may be prepaid in whole or in part at any time. The principal amount of Eurodollar Rate Loans may only be prepaid at the end of the applicable Interest Period, unless the Borrower shall pay to the Lender the amount, if any, required under Section 4.4 hereof.

         (b) The Committed Amount shall be subject to permanent reduction, and principal payments on the Line of Credit Note shall be required to effectuate such reduction, as follows:

                  (i) The Committed Amount shall be reduced by the following amounts on the following dates (and principal payments in such amounts shall be due on such dates):

                  Date                              Amount of Reduction

                  July 31, 1998                      $1,000,000.00
                  July 31, 1999                      $2,500,000.00

                  (ii) The Committed Amount shall also be permanently reduced by an amount equal to one hundred percent (100%) of the Net Proceeds received by the Borrower in connection with issuance of equity or Indebtedness and one hundred percent (100%) of the Net Proceeds received by the Borrower in connection with the sale, lease or other disposition of assets (except inventory in the ordinary course of business) in excess of $50,000, in the aggregate, during any Fiscal Year. Each such reduction shall be effective no later than thirty (30) Business Days after receipt of such Net Proceeds. The Borrower shall deliver written notice of such reduction not less than three (3) Business Days' prior to such reduction, which notice shall include a certificate of an Authorized Representative setting forth in reasonable detail the calculations utilized in computing the amount of Net Proceeds and the amount of such commitment reduction.

                  (iii) All mandatory reductions made hereunder shall be applied to permanently reduce the Committed Amount. Each reduction of the Committed Amount shall be accompanied by payment of the Line of Credit Loan to the extent that the principal amount of the Line of Credit Loan exceeds the Committed Amount after giving effect to such reduction, together with accrued and unpaid interest on the amounts prepaid. No such reduction shall result in the payment of any Eurodollar Rate Loan other than on the last day of the Interest Period of such Eurodollar Rate Loan unless such prepayment is accompanied by amounts due, if any, under Section 4.4.

          2.5. MANNER OF PAYMENT. Each payment of principal (including any prepayment), interest and any other amount required to be paid to the Lender with respect to the Loans pursuant to the Loan Documents, shall be made to the Lender at its principal office in

Charlotte, North Carolina in Dollars and in immediately available funds on or before 2:00 p.m., Charlotte, North Carolina time on the date such payment is due. In case any such payment is not so made ("non-conforming payment"), the Lender may, but shall not be obligated to, upon three days prior written notice to the Borrower, debit the amount of such payment from any one or more ordinary deposit accounts of the Borrower with the Lender.

          2.6. PAYMENT. In the event that any payment of interest, principal of, prepayment or other fee, or other amount owing hereunder with respect to the any of the Loans is not made within 15 days of the date when due, or is made in the form of a non-conforming payment, such amount shall continue as an obligation of the Borrower hereunder and shall bear interest from the due date thereof until paid in full at the respective rates of interest per annum specified in Section 2.3(a) in respect of late payments of interest, from the date such amount was due until paid in full. Notwithstanding the foregoing, failure to make any payment when due in the manner provided in the immediately preceding paragraph shall constitute an Event of Default hereunder.

          2.7. PAYMENTS ON BUSINESS DAYS. In the event that any payment hereunder or under any of the Notes becomes due and payable on a day other than a Business Day, then such due date shall be extended to the next succeeding Business Day unless provided otherwise under clause (ii) under the definition of "Interest Period"; provided that interest shall continue to accrue during the period of any such extension.

          2.8. BORROWER'S ACCOUNT. The Borrower shall continuously maintain the Borrower's Account for the purposes herein contemplated.

          2.9. NOTES. Line of Credit Loans made by the Lender shall be evidenced by, and be repayable with interest in accordance with the terms of, the Note payable to the order of the Lender in the amount of the Committed Amount, which Note shall be dated the Closing Date and shall be duly executed and delivered by the Borrower. The Term Loan shall be evidenced by and repayable in accordance with the terms of the Term Note.

          2.10. CONVERSIONS AND ELECTIONS OF SUBSEQUENT INTEREST PERIODS. Provided that no Default or Event of Default shall have occurred and be continuing and subject to the limitations set forth below and in Sections 4.1(b), 4.2 and 4.3 hereof, the Borrower may:

         (a) upon notice to the Lender on or before 10:30 A.M. Charlotte, North Carolina time on any Business Day convert all or a part of Eurodollar Rate Loans to Base Rate Loans on the last day of the Interest Period for such Eurodollar Rate Loans; and

          (b) on three (3) LIBOR Business Days' notice to the Lender on or before 10:30 A.M. Charlotte, North Carolina time:

                           (i) elect a subsequent Interest Period for all or a
                  portion of Eurodollar Rate Loans to begin on the last day of the current Interest Period for such Eurodollar Rate Loans; or

                           (ii) convert Base Rate Loans to Eurodollar Rate Loans
                  on any LIBOR Business Day.

          (c) No Interest Rate Period shall extend beyond the Termination Date.

         Notice of any such elections or conversions shall specify the effective date of such election or conversion and, with respect to Eurodollar Rate Loans, the Interest Period to be applicable to the Loan as continued or converted. Each election and conversion pursuant to this Section 2.10 shall be subject to the limitations on Eurodollar Rate Loans set forth in the definition of "Interest Period" herein and in Sections 2.1 and 2.2 and Article IV hereof.

          2.11. FEES

         (a) UNUSED FEE. The Borrower agrees to pay to the Lender an unused fee equal to 3/8% (.375%) multiplied by the average daily amount by which the Letter of Credit Facility Amount exceeds the sum of (i) outstandings under the Line of Credit Loan plus (ii) the aggregate of the undrawn amount of Letters of Credit and outstanding Reimbursement Obligations. Such fees shall commence to accrue as of the date hereof and shall be due in arrears on the last Business Day of each March, June, September and December commencing September 30, 1997.

         (b) LOAN FEE. In consideration of making available the credit facilities available under this Agreement, the Borrower agrees to pay the Lender a loan underwriting fee equal to the amount set forth in the Fee Letter between Borrower and Lender dated July 30, 1997, such fee to be due and payable in full on the Closing Date.

          2.12. SECURITY. As security for the full and timely payment of the principal of and interest on the Notes, the Borrower shall on the Closing Date deliver to the Lender (i) the Security Agreement conveying to the Lender a valid, perfected first priority lien on the Accounts, Inventory and Equipment,
(ii) the Cash Collateral Documents, (iii) the Guaranty, (iv) the Stock Pledge Agreement and (v) the other Loan Documents. From time to time the Borrower will deliver such Cash Collateral Documents as shall be necessary to convey to the Lender a valid, perfected first priority lien on the Cash Collateral.

                                   ARTICLE III

                          The Letter of Credit Facility

          3.1. LETTERS OF CREDIT. From time to time the Borrower may request that the Lender issue Letters of Credit for the benefit of the Borrower to facilitate the purchase of pre-sold textile machinery. In addition, the Borrower may request the issuance of Letters of Credit to facilitate the purchase of textile machinery to be held by the Borrower as inventory for sale; provided, the maximum aggregate face amount of Letters of Credit which may be outstanding in respect of such textile machinery held as inventory for sale may not exceed $3,500,000. In addition, the Borrower may request the issuance of standby letters of credit to facilitate WD's supply arrangement with Pellerin Milnor Corporation; provided the maximum aggregate face amount of such standby letters of credit which may be outstanding may not exceed $500,000. The Lender shall have no commitment to issue any such Letter of Credit and its decision to issue any Letter of Credit shall be in its sole and absolute discretion. The aggregate maximum principal face amount of Letters of Credit which may be outstanding at any one time shall not exceed $30,000,000 (subject to reduction as provided below) (such amount in effect at any time the "Maximum Amount") less the principal amount outstanding under the Line of Credit Loan at the time of issuance of a Letter of Credit; provided no Letter of Credit will be issued if
(i) after such issuance, the aggregate amount of Letters of Credit issued and outstanding shall exceed the excess of the Borrowing Base over the sum of (x) the principal amount outstanding under the Line of Credit Loan and (y) the principal amount outstanding under the Term Loan or (ii) any Default exists hereunder. The Borrower shall execute the Lender's customary applications and other documentation (including reimbursement agreements) in connection with each request for, or issuance of, a Letter of Credit. The fees to be charged by the Lender for issuance of each Letter of Credit, the duration of each Letter of Credit, the collateral therefor, the beneficiaries thereof and other related terms and conditions will be negotiated and agreed upon by the Borrower and Lender at the time of the issuance of each Letter of Credit. Further no Letters of Credit will be issued having a term extending beyond the date 90 days following the Letter of Credit Facility Termination Date.

          The Maximum Amount shall be reduced by the following amounts on the following dates:






   Date                       Amount of Reduction
July 31, 1998                    $1,000,000
July 31, 1999                    $2,500,000




          3.2. REPAYMENT. The Borrower hereby unconditionally agrees to pay to the Lender on demand all amounts required to pay all amounts drawn or drafts purporting to be drawn under the Letters of Credit, and any and all expenses of every kind incurred by the Lender in connection with the Letters of Credit and in any event and without demand to place in the Lender's possession sufficient funds to pay all debts and liabilities arising under any Letter of Credit. Such payment by the Borrower shall be made, if not demanded earlier, immediately after (and before 4:00 p.m. Charlotte, North Carolina time on the same Business Day as) the Lender gives the Borrower notice of such drawing under a Letter of Credit. The Borrower's obligations to pay the Lender under this Section, and the Lender's right to receive the same, shall be absolute and unconditional and shall not be affected by any circumstance whatsoever. Notwithstanding anything to the contrary in any L/C Document, the Borrower agrees to pay the Lender interest on any amounts not paid when due hereunder at the Prime Rate plus three percent (3%), or the maximum rate as may be permitted by applicable law, whichever is lower. The Lender may charge any account the Borrower may have with it for any and all amounts the Lender pays under the Letter of Credit, plus commissions, charges and expenses as from time to time agreed to by the Lender and the Borrower.


          3.3. INDEMNIFICATION. Without duplication of any other provision hereof, the Borrower hereby indemnifies and holds harmless the Lender from and against any and all claims and damages, losses, liabilities, costs or expenses which the Lender may incur (or which may be claimed against the Lender) by any person by reason of or in connection with the issuance or transfer of or payment or failure to pay under any Letter of Credit; provided that the Borrower shall not be required to indemnify the Lender for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, (i) caused by the willful misconduct or gross negligence of the party to be indemnified or
(ii) caused by the Lender's failure to pay under any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit, unless such payment is prohibited by any law, regulation, court order or decree. The agreements of this Section shall survive repayment of all Reimbursement Obligations hereunder.

          3.4. ADMINISTRATIVE FEES. The Borrower shall pay to the Lender administrative and other fees, if any, in connection with the Letters of Credit in such amounts and at such times as the Lender and the Borrower shall agree from time to time.

          3.5. CONDITIONS TO ISSUANCE OF LETTERS OF CREDIT. Without limitation in any manner of the sole discretion of the Lender to issue any Letter of Credit, the Lender will not issue any Letter of Credit hereunder prior to the satisfaction of the following conditions:

                                    (i)     the  Lender  shall  have  received a
                  notice  and   application   from  the  Borrower  in  form  and
                  substance
                  satisfactory to the Lender requesting issuance of a Letter of Credit;

                                    (ii) at the time of each issuance of each
                  Letter of Credit, no Default or Event of Default shall have occurred and be continuing;

                                    (iii) if such Letter of Credit relates to
                  the purchase by Borrower of textile machinery to be held as inventory for sale, the aggregate face amount of Letters of Credit respecting textile machinery to be held as inventory for sale, including the face amount of the proposed Letter of Credit, does not exceed $3,500,000; and

                           (iv) immediately after giving effect to the issuance
                  of the requested Letter of Credit, the aggregate face amount of Letters of Credit issued, outstanding and undrawn, or drawn and not reimbursed, hereunder plus the principal amount outstanding under the Line of Credit Loan shall not exceed $30,000,000.

                                   ARTICLE IV

                        Yield Protection and Illegality

          4.1. ADDITIONAL COSTS. (a) The Borrower shall promptly pay to the Lender for the account of the Lender from time to time, such amounts resulting from any Regulatory Change as the Lender may determine to be necessary to compensate it for any costs incurred by the Lender which it determines are attributable to its making or maintaining any Loan or its obligation to make any Loans, or the Lender's issuance or maintenance of any Letter of Credit issued hereunder, or any reduction in any amount receivable by the Lender under this Agreement, the Notes, or the Letters of Credit, including reductions in the rate of return on Lender's capital (such increases in costs and reductions in amounts receivable and returns being herein called "Additional Costs"). Such Additional Costs may result from any Regulatory Change which: (i) changes the basis of taxation of any amounts payable to Lender under this Agreement, the Notes or any L/C Document (other than taxes imposed on the income of Lender by any jurisdiction in which the principal office or the applicable lending office of Lender is located); or (ii) imposes or modifies any reserve, special deposit, or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of Lender (other than any such reserve, deposit or requirement reflected in the Eurodollar Rate); or (iii) has or would have the effect of reducing the rate of return on capital of the Lender to a level below that which the Lender could have achieved but for such Regulatory Change (taking into consideration the Lender's policies with respect to capital adequacy); or (iv) imposes any other condition affecting this Agreement, the Notes or the issuance or maintenance of, or any

Letters of Credit (or any of such extensions of credit or liabilities). The Lender will notify the Borrower of any event occurring after the date hereof which would entitle it to compensation pursuant to this Section as promptly as practicable after it obtains knowledge thereof and determines to request such compensation.

         (b) Without limiting the effect of the foregoing provisions of this
Section 4.1, in the event that, by reason of any Regulatory Change, the Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of the Lender which includes deposits by reference to which the interest rate on Eurodollar Rate Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of any Lender which includes Eurodollar Rate Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, then, if the Lender so elects by notice to the Borrower, the obligation hereunder of the Lender to make and continue, and to convert Base Rate Loans into, Eurodollar Rate Loans that are the subject of such restrictions shall be suspended until the date such Regulatory Change ceases to be in effect and the Borrower shall, on the last day(s) of the then current Interest Period(s) for outstanding Eurodollar Rate Loans convert such Eurodollar Rate Loans into Base Rate Loans.

         (c) Determinations by the Lender for purposes of this Section of the effect of any Regulatory Change on its costs of making or maintaining, or being committed to make any Loan or the issuance or maintenance of any Letter of Credit issued hereunder, or on amounts receivable by it in respect of such loan or Letters of Credit, and of the additional amounts required to compensate the Lender in respect of any Additional Costs, shall be conclusive absent manifest error, provided that such determinations are made on a reasonable basis. The Lender shall furnish to the Borrower an explanation of the Regulatory Change and calculations, in reasonable detail, setting forth the Lender's determination of any such Additional Costs.

          4.2. SUSPENSION OF LOANS. Anything herein to the contrary notwithstanding, if, on or prior to the determination of any interest rate for any Eurodollar Rate Loan for any Interest Period, the Lender determines (which determination made on a reasonable basis shall be conclusive absent manifest error) that:

                  (a) quotations of interest rates for the relevant deposits referred to in the definition of Eurodollar Rate in Article I hereof are not being provided in the relevant amounts or for the relevant maturities for purposes of determining the rate of interest for such Eurodollar Rate Loan as provided in this Agreement; or

                  (b) the relevant rates of interest referred to in the definition of "Eurodollar Rate" in Article I hereof upon the basis of which the Eurodollar Rate for such Interest Period is to be determined do not adequately reflect the cost to the Lender of making or maintaining such Eurodollar Rate Loan for such Interest Period or such Eurodollar Rate Loan (which determination shall be made on a reasonable basis by the Lender, and the Person making such determination shall furnish the Authorized Representative evidence of the facts leading to such determination);

then the Lender shall give the Authorized Representative prompt notice thereof, and so long as such condition remains in effect, the Lender shall be under no obligation to make Eurodollar Rate Loans that are subject to such condition, or to convert Loans into Eurodollar Rate Loans, and the Borrower shall on the last day(s) of the then current Interest Period(s) for outstanding Eurodollar Rate Loans, as applicable, convert such Eurodollar Rate Loans into Base Rate Loans. The Lender shall give the Authorized Representative notice describing in reasonable detail any event or condition described in this Section 4.2 promptly following the determination by the Lender that the availability of Eurodollar Rate Loans is, or is to be, suspended as a result thereof.

          4.3. ILLEGALITY. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for the Lender to honor its obligation to make or maintain Eurodollar Rate Loans hereunder, then the Lender shall promptly notify the Borrower thereof and the Lender's obligation to make or continue Eurodollar Rate Loans, or convert Base Rate Loans into Eurodollar Rate Loans, shall be suspended until such time as such Lender may again make and maintain Eurodollar Rate Loans, and such Lender's outstanding Eurodollar Rate Loans shall be converted into Base Rate Loans in accordance with Section 2.10 hereof.

          4.4. COMPENSATION. The Borrower shall promptly pay to the Lender, upon the request of the Lender, such amount or amounts as shall be sufficient (in the reasonable determination of Lender) to compensate it for any loss, cost or expense incurred by it as a result of:

                  (a) any payment, prepayment or conversion of a Eurodollar Rate Loan on a date other than the last day of the Interest Period for such Eurodollar Rate Loan, including without limitation any conversion required pursuant to this Article IV; or

                  (b) any failure by the Borrower to borrow a Eurodollar Rate Loan on the date for such borrowing specified in the relevant Borrowing Notice or interest rate selection notice under Article II hereof;

such compensation to include, without limitation, an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the principal amount so paid, prepaid or converted or not borrowed for the period from the date of such payment, prepayment or conversion or failure to borrow or convert to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow or convert, the Interest Period for such Loan which would have commenced on the date scheduled for such borrowing or conversion) at the applicable rate of interest for such Eurodollar Rate Loan provided for herein over (ii) the Eurodollar Rate (as reasonably determined by the Lender) for Dollar deposits of amounts comparable to such principal amount and maturities comparable to such period. A determination of the Lender as to the amounts payable pursuant to this Section 4.4 shall be conclusive, provided that such determinations are made on a reasonable basis. The Lender, when requesting compensation under this Section 4.4, shall furnish to the Authorized Representative calculations in reasonable detail setting forth the Lender's determination of the amount of such compensation.

          4.5. ALTERNATE INTEREST RATE. In the event the Lender suspends the making of any Eurodollar Rate Loan pursuant to this Article IV any Eurodollar Rate Loan shall bear interest at the Base Rate until the Lender once again makes available the applicable Eurodollar Rate Loan. Notwithstanding the provisions of
Section 2.3(b), interest shall be payable to the Lender at the time and manner as if the Lender were making available Eurodollar Rate Loans.

          4.6. TAXES. All payments by the Borrower of principal of, and interest on, the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future excise, stamp or other taxes, fees, duties, levies, imposts, charges, deductions, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding (i) franchise taxes, (ii) any taxes other than withholding taxes and taxes that would be imposed as a result of a connection between the Lender and the jurisdiction imposing such taxes (other than a connection arising solely by virtue of the activities of the Lender pursuant to or in respect of this Agreement or any other Loan Document) and (iii) any taxes imposed on or measured by the Lender's assets, net income, receipts or branch profits (such non-excluded items being collectively called "Taxes"). In the event that any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrower will

                  (a) pay directly to the relevant authority the full amount required to be so withheld or deducted;

                  (b) promptly forward to the Lender an official receipt or other documentation satisfactory to the Lender evidencing such payment to such authority; and

                  (c) pay to the Lender for the account of the Lender such additional amount or amounts as is necessary to ensure that the net amount actually received by the Lender will equal the full amount the Lender would have received had no such withholding or deduction been required.

         If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Lender, for the account of the Lender, the required receipts or other required documentary evidence, the Borrower shall indemnify the Lender for any incremental Taxes, interest or penalties that may become payable by the Lender as a result of any such failure. For purposes of this Section 4.6, a distribution hereunder by the Lender to or for the account of the Lender shall be deemed a payment by the Borrower.

                                   ARTICLE V

                         Representations and Warranties

         In order to induce the Lender to enter into this Agreement and to disburse the Line of Credit Loan, to make the Term Loan, and issue the Letters of Credit, Borrower represents and warrants to the Lender as follows:

          5.1. INCORPORATION. Borrower and each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation (except that Speizman Industries Europe is presently undergoing dissolution in the United Kingdom), and has the corporate power to own its properties and to carry on its business as now being conducted, and is duly qualified as a foreign corporation to do business in every jurisdiction in the United States of America in which the nature of its business makes such qualification necessary and the failure to be so qualified would result in a material adverse effect on the business, properties or condition (financial or other) of the Borrower, and is in good standing in such jurisdictions. Borrower does not have any Subsidiaries except for WD and the Existing Subsidiaries.

          5.2. POWER AND AUTHORITY. Borrower is duly authorized under all applicable provisions of law to execute and deliver the Notes and to execute, deliver and perform this Agreement and the Security Agreement and other Loan Documents to which it is a party, and all corporate action on its part (and any shareholder action) required for the lawful execution, delivery and performance thereof has been duly taken; and this Agreement, the Security Agreement, the Notes and such Loan Documents, upon the due execution and delivery thereof, will be the valid and enforceable instruments and obligations of Borrower in accordance with their terms. Neither the execution of this Agreement or the Security Agreement or such other Loan Documents nor the creation or issuance of the Notes, nor the fulfillment of or compliance with their provisions and terms, will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a violation of or default under any law, regulation, order, writ or decree applicable to or binding upon Borrower or any Subsidiary, or any of their properties, or the Articles of Incorporation or Bylaws of Borrower or any Subsidiary, or any agreement or instrument to which Borrower or any Subsidiary is now a party or by which any of them or their properties may be bound.

          5.3. FINANCIAL CONDITION. Each of (i) the consolidated balance sheet of Borrower and its Subsidiaries for the Fiscal Year ended as of June 29, 1996, and the related consolidated statements of income, retained earnings and changes in cash flow for the year then ended, certified by BDO Seidman, certified public accountants, and (ii) the unaudited consolidated balance sheet of Borrower and its Subsidiaries for the nine month period ended March 29, 1997, and the related consolidated statements of income, retained earnings and changes in cash flow for the period then ended, copies of all of which have been furnished to the Lender, are correct and complete and fairly present the financial condition of Borrower and its Subsidiaries as at the dates of said balance sheets and the results of their operations for said periods. Borrower does not have any material direct liabilities or contingent obligations as of the date of this Agreement which are not provided for or reflected in such balance sheets or referred to in notes thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis maintained throughout the periods involved. There has been no material adverse change in the business, properties or condition, financial or otherwise, of Borrower or any Subsidiary since June 29, 1996.

         Each of (i) the consolidated balance sheet of WD and its Subsidiaries for the Fiscal Year ended as of December 31, 1996, and the related consolidated statements of income, retained earnings and changes in cash flow for the year then ended, certified by Habit, Arogeti and Wynne, P.C., certified public accountants, and (ii) the unaudited consolidated balance sheet of WD and its Subsidiaries for the five month period ended May 31, 1997, and the related consolidated statements of income, retained earnings and changes in cash flow for the period then ended, copies of all of which have been furnished to the Lender, are, to the Borrower's best knowledge, correct and complete and fairly present the financial condition of WD and its Subsidiaries as at the dates of said balance sheets and the results of their operations for said periods. To the best of Borrower's knowledge, WD does not have any material direct liabilities or contingent obligations as of the date of this Agreement which are not provided for or reflected in such balance sheets or referred to in notes thereto. To the best of Borrower's knowledge, such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis maintained throughout the periods involved. To the best of Borrower's knowledge, there has been no material adverse change in the business, properties or condition, financial or otherwise, of WD or any Subsidiary since December 31, 1996.

          5.4. TITLE TO ASSETS. The Borrower has good and marketable title to its properties and assets, including the properties and assets reflected in the financial statements and notes thereto described in Section 5.3, and all such properties and assets are free and clear of all Liens of any kind except (i) as disclosed in the financial statements and notes thereto described in Section 5.3 and (ii) Permitted Liens. Neither Borrower nor any Subsidiary owns any real property.


          5.5. LITIGATION. Except as disclosed in Schedule 5.5 hereto, there are no pending or threatened orders, claims, actions, investigations or proceedings before or by any court, arbitrator or governmental or administrative body, agency or official which may materially adversely affect the properties, business or condition, financial or otherwise, of Borrower or any Subsidiary thereof or in any way adversely affect or call into question the power and authority of the Borrower to enter into or perform this Agreement, the Security Agreement, the Note or any Loan Document or any Subsidiary to enter into any Loan Document.

          5.6. TAXES. The Borrower and its Subsidiaries (including, to the Borrower's knowledge, WD) have filed all income tax returns required to be filed by them and all taxes shown thereon have been paid, and no controversy in respect of additional income taxes, state or Federal, of Borrower or any Subsidiary thereof is pending, or to the knowledge of Borrower, threatened. The Federal and state income taxes of Borrower have been examined and reported on or closed by applicable statutes for all Fiscal Years to and including the Fiscal Year which ended in June 1990, and adequate reserves have been established for the payment of all such taxes for periods ended subsequent to the Fiscal Year which ended in June 1990.

          5.7. CONTRACT OR RESTRICTION AFFECTING BORROWER. Neither Borrower nor any Subsidiary is a party to or bound by any contract or Agreement or subject to any charter or other corporate restrictions which adversely affects the business, properties, or condition, financial or otherwise, of Borrower or any Subsidiary.

          5.8. GOVERNMENTAL APPROVAL. No written approval of any Federal, state or local governmental authorities is necessary to carry out the terms of this Agreement or the other Loan Documents, and no consents or approvals are required in the making or performance of this Agreement or the other Loan Documents.

          5.9. NO UNTRUE STATEMENTS. Neither this Agreement, the other Loan Documents nor any other agreements, reports, schedules, certificates or instruments heretofore or simultaneously with the execution of this Agreement delivered to the Lender contains any misrepresentation or untrue statement of material fact or omits to state any material fact necessary to make any of such agreements, reports, schedules, certificates or instruments not misleading.

          5.10. SOLVENCY. Borrower and each Subsidiary are now, and after giving effect to the Line of Credit Loan and issuance of the Letters of Credit, will be, solvent.

          5.11. HAZARDOUS MATERIAL. Neither Borrower or any Subsidiary (including, to the Borrower's knowledge, WD) nor to Borrower's best knowledge any previous owner or operator of any real property currently owned or operated by Borrower or any Subsidiary (collectively, the "Current Property"), has generated, stored, or disposed of any Hazardous Material on any portion of the Current Property, or transferred any Hazardous Material from the Current Property to any other location in violation of any applicable Environmental Laws which has not been fully remedied. Neither Borrower nor any Subsidiary thereof has been notified of any action, suit, proceeding or investigation which calls into question compliance by the Borrower or any of its Subsidiaries with any Environmental Laws or which seeks to suspend, revoke or terminate any license, permit or approval necessary for the generation, handling, storage, treatment or disposal of any Hazardous Material.

          5.12. MARGIN STOCK. None of the proceeds of the Loans will be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry margin stock or for any other purpose which might constitute the Line of Credit Loan a "purpose credit" within the meaning of said Regulation U or Regulation X (12 C.F.R. Parts 221 and 224) of the Federal Reserve Board.

          5.13. ERISA MATTERS. Except as described in Schedule 5.13 hereof, none of the Plans maintained at any time by Borrower or any Subsidiary thereof or the trusts created thereunder has engaged in a prohibited transaction (as defined in ERISA) which could subject any such Plan or trust to a material tax or penalty on prohibited transactions imposed under the Code or ERISA; neither Borrower nor any Subsidiary thereof has incurred any accumulated funding deficiency, whether or not waived; nor has there been any Reportable Event (as defined in ERISA), or other event or condition, which presents a material risk of termination of any such Plan by the Pension Benefit Guaranty Corporation.

          5.14. NO DEFAULT. Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Agreement or instrument to which it is a party relating to any Indebtedness for Money Borrowed, the effect of which default would cause such obligation under the Agreement or instrument to become due prior to its stated maturity.

          5.15. EXISTING INDEBTEDNESS. Neither Borrower nor any Subsidiary is in default with respect to any of its existing Indebtedness.

          5.16. SURVIVAL OF WARRANTIES AND REPRESENTATIONS. Borrower covenants, warrants and represents to the Lender that all representations and warranties of Borrower contained in this Agreement and the other Loan Documents shall be true at the time of Borrower's execution of this Agreement and the other Loan Documents, and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

                                   ARTICLE VI

                             Conditions of Closing

         The obligation of the Lender to make the Line of Credit Loan or Term Loan and issue any Letters of Credit is subject to the continuing accuracy of all representations and warranties of Borrower contained herein and in the other Loan Documents and the performance or fulfillment of all conditions and agreements by Borrower contained herein and therein, including the following:

          6.1. LEGAL OPINIONS. On the Closing Date, the Lender shall have received the favorable opinion of Kilpatrick Stockton, L.L.P., counsel for the Borrower and WD to the effect set forth in Exhibit C attached hereto and incorporated herein by reference.

          6.2. CLOSING DOCUMENTS. Borrower shall deliver or cause to be delivered to the Lender on or prior to the Closing Date each of the following, in form and substance satisfactory to the Lender and its special counsel:

                  (a) the executed Notes and executed counterparts of this Agreement, the Guaranty, the Collateral Assignments, the Cash Collateral Documents, the Stock Pledge Agreement and the Security Agreement;

                  (b)  Uniform   Commercial   Code   financing    statements
         covering the property described in the Security Agreement, Stock Pledge Agreement and the Collateral Assignments;

                  (c) resolutions of the Board of Directors of the Borrower certified by the Secretary of the Borrower as of the Closing Date, approving the transactions contemplated by this Agreement, and approving the form of this Agreement, the Security Agreement, the Notes and the Loan Documents, and authorizing execution, delivery and performance thereof;

                  (d) resolutions of the Boards of Directors of each of the Guarantors certified by the Secretary of each respective Guarantor as of the Closing Date, approving the form of the Guaranty and Security Agreement and authorizing the execution, delivery and performance thereof;

                  (e) specimen signatures of all officers of Borrower or any Subsidiary executing any of the Loan Documents, certified by an officer of Borrower;

                  (f) (a) copy of a Good Standing Certificate of the State of Delaware concerning the Borrower and the Articles of Incorporation of Borrower certified by the Secretary of State of Delaware to be a true and correct copy as currently in effect and a copy of the Bylaws certified by the Secretary of the Borrower to be a true and correct copy as currently in effect and (b) copy of a Good Standing Certificate of the State of Georgia concerning WD and the Articles of Incorporation of WD certified by the Secretary of State of Georgia to be a true and correct copy as currently in effect and a copy of the Bylaws certified by the Secretary of WD to be a true and correct copy as currently in effect;

                  (g) certificate of a recent date of the Secretary of State of North Carolina as to the authority of the Borrower to do business in North Carolina and the good standing of the Borrower;

                  (h)  evidence   of   insurance   in   form   and   amounts
         satisfactory  to the Lender,  and meeting the  requirements  of Section
         7.5 hereof;

                  (i) (a) a certificate of the chief financial officer of the Borrower to the effect that no litigation or proceedings are pending or threatened which might reasonably be expected to adversely affect the Borrower's ability to perform its obligations under this Agreement or operation of the Borrower's business and (b) a certificate of the chief financial officer of WD to the effect that no litigation or proceedings are pending or threatened which might reasonably be expected to adversely affect WD's ability to perform its obligations under the Guaranty Agreement or operation of WD's business;

                  (j) a Borrowing Base Certificate, dated as of July 31, 1997, completed and executed by the chief financial officer of Borrower which Borrowing Base Certificate shall indicate at least $2,000,000 in availability at the Closing Date over the sum of (i) outstanding undrawn Letters of Credit and outstanding Reimbursement Obligations,
         (ii) the principal balance of the Term Loan and (iii) the principal balance of the Line of Credit Loan;

                  (k) a certificate of the chief financial officer of the Borrower that the Borrower is in full compliance with the terms of Sections 8.1, 8.2, 8.3, 8.4 and 8.5 hereof;

                  (l) evidence all existing liens and financing statements in favor of Persons other than the Lender and covering the collateral for the Loans and the obligations in respect of the Letters of Credit have been cancelled or released;

                  (m) evidence the acquisition of WD will be completed simultaneously with the making of the Loans;

                  (n) Landlord waivers in form satisfactory to Lender by the landlords of each leased facility of Borrower or any Subsidiary;

                  (o) the consolidated financial statements of the Borrower and its Subsidiaries for the Fiscal Year 1996, including balance sheets, income and cash flow statements, audited by independent public accountants acceptable to Lender and prepared in conformity with generally accepted accounting principles, and consolidated financial statements of the Borrower for the fiscal quarter ended March 29, 1997 and of WD for the month ended May 31, 1997;

                  (p) evidence there shall not have occurred a material adverse change since the Borrower's or WD's most recent annual financial statements in the business, assets, operations, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries and WD, or in the facts and information regarding such entities as represented to Lender to date;

                  (q) evidence of the absence of any action, suit, investigation or proceeding pending or threatened in any court or before any arbitrator or governmental authority that purports to affect the Borrower or its Subsidiaries, or any transaction contemplated hereby, or that could have a material adverse effect on the Borrower and its Subsidiaries or any transaction contemplated hereby or on the ability of the Borrower and its Subsidiaries to perform their obligations under the documents to be executed in connection with this Agreement;

                  (r) the  Borrower  and  its  Subsidiaries   shall  be  in
         compliance with all their existing financial obligations;

                  (s) receipt and review, with results satisfactory to the Lender and its special counsel, of information regarding litigation, tax, accounting, labor, insurance, pension liabilities (actual or contingent), real estate leases, material contracts, debt agreements, property ownership, and contingent liabilities of the Borrower and its Subsidiaries;

                  (t) the Lender having completed a field examination of WD's receivables and inventory and concluded that the same are satisfactory; and

                  (u) such other documents, instruments and certificates as the Lender may reasonably request.

                                  ARTICLE VII

                             Affirmative Covenants

         Borrower covenants that, so long as any portion of the Notes remains unpaid or any amount is owed by Borrower to Lender in respect of any Letter of Credit, unless the Lender otherwise consents in writing, it will:

          7.1. Financial Reports and Other Data

                  (a) As soon as practicable and in any event within forty-five
         (45) days after the end of each fiscal quarter, other than the last quarter of each Fiscal Year, deliver, or cause to be delivered, to the Lender (i) a consolidated and consolidating balance sheet of the Borrower and its Subsidiaries, and related consolidated and consolidating statements of income and retained earnings and cash flow for such quarter and for the period from the beginning of the then current Fiscal Year to the end of such quarter, all in reasonable detail and certified by the chief financial officer of the Borrower to have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, subject only to changes resulting from normal year-end adjustments; and (ii) computations demonstrating compliance with the provisions of Sections 8.1, 8.2, 8.3,
         8.4 and 8.5 hereof;

                  (b) As soon as practicable and in any event within ninety (90) days after the end of each Fiscal Year, deliver to the Lender (i) consolidated and consolidating balance sheets of Borrower and its Subsidiaries as at the end of such Fiscal Year, and related consolidated and consolidating statements of income, retained earnings and cash flow for such Fiscal Year, setting forth in each case in comparative form figures from the annual audit for the preceding Fiscal Year, all in reasonable detail and satisfactory in scope to the Lender and certified by and containing (as to the consolidated statements) an unqualified opinion, without exception not satisfactory to the Lender, of independent certified public accountants acceptable to the Lender,
         (ii) a copy of any letter or report provided by such accountants to Borrower or members of Borrower's management in connection with or as a result of such audit relating to such Borrower's operations or management of its financial affairs, (iii) a certificate of the duly authorized financial officer of Borrower containing computations in reasonable detail evidencing compliance with Sections 8.1, 8.2, 8.3, 8.4 and 8.5 hereof;

                  (c) Together with each delivery of those items required by clause (a) and (b) above, Borrower shall deliver to the Lender a certificate setting forth (i) that to the best of its knowledge, Borrower and its Subsidiaries have kept, observed, performed and fulfilled each and every Agreement binding on them contained in this Agreement and the other Loan Documents, and is not at the time in default of the keeping, observance, performance or fulfillment of any of the terms, provisions and conditions hereof or thereof, and (ii) that no Default or Event of Default has occurred, or specifying all such defaults and events of which they may have knowledge;

                  (d) Deliver to Lender the following: (i) Every two weeks, beginning August 15, 1997, a completed Borrowing Base Certificate; and, if requested by the Lender, (ii) on or before the tenth day following the end of each fiscal quarter (or on a more frequent basis if requested by Lender) an accounts receivable aging report as of the end of the immediately preceding fiscal quarter; each in form and substance satisfactory to the Lender;

                  (e) With reasonable promptness, deliver such additional financial or other data as the Lender may reasonably request.

The Lender is hereby authorized to deliver a copy of any financial statements or any other information relating to the business, operations or financial condition of any Borrower and its Subsidiaries which may be furnished to it or come to its attention pursuant to this Agreement or otherwise, to any regulatory body or agency having jurisdiction over the Lender or to any person which shall, or shall have the right or obligation to, succeed to all or any part of the Lender's interest in any of the Notes and the Loan Documents.

          7.2. MAINTAIN SECURITY INTEREST. Promptly notify the Lender of the acquisition of any real property and execute a deed of trust and security Agreement and related Uniform Commercial Code financing statement covering such real property.

          7.3. TAXES AND LIENS. Promptly pay, or cause to be paid, (i) all taxes, assessments and other governmental charges which may lawfully be levied or assessed upon the income or profits of Borrower, or upon any property, real, personal or mixed, belonging to Borrower, or upon any part thereof, (ii) any lawful claims for labor, material and supplies which, if unpaid, might become a Lien or charge against any such property and (iii) any and all amounts required to be paid to all Federal, state, local and other taxing authorities in respect of employee withholdings.

          7.4. BUSINESS AND EXISTENCE. Do or cause to be done all things necessary to preserve and to keep in full force and effect its corporate existence and rights and its franchises, trade names, service marks, patents, trademarks, permits, know-how, trade secrets and other proprietary rights which are reasonably necessary for the continuance of its business.

          7.5. INSURANCE; PAYMENT OF PREMIUMS. At its sole cost and expense, keep and maintain its properties insured with nationally reputable companies for their full insurable value against loss or damage by fire, theft, explosion, sprinklers and all other hazards and risks ordinarily insured against under extended coverage policies in use in the jurisdiction where such properties are located. In addition, Borrower shall obtain and maintain in full force and effect policies of liability insurance, workers' compensation insurance and business interruption insurance with nationally reputable companies in amounts at least equal to that carried by persons in a similar size of business.

          7.6. MAINTAIN PROPERTY. Maintain its properties in good order and repair and, from time to time, make all needful and proper repairs, renewals, replacements, additions and improvements thereto, so that the business carried on may be properly and advantageously conducted at all times in accordance with prudent business management.

          7.7. BOOKS OF RECORD AND ACCOUNT. Keep and cause each Subsidiary to keep, proper books of record and accounts in which full, true and correct entries, shall be made of its transactions in accordance with generally accepted accounting principles applied on a consistent basis.

          7.8. PAYMENT OF INDEBTEDNESS. Pay when due (or within applicable grace periods) all Indebtedness due third persons, except when the amount thereof is being contested in good faith by appropriate proceedings and with adequate reserves therefor being set aside on the books of Borrower.

          7.9. RIGHT OF INSPECTION. Permit any person designated by the Lender to visit and inspect any of the properties, corporate books and financial reports of Borrower, and to discuss its affairs, finances and accounts with its principal officers and independent certified public accountants, all at such reasonable times and as often as the Lender may reasonably request, including an annual collateral audit of the Borrower by Lender at the expense of Borrower.

          7.10. OBSERVE ALL LAWS. Conform to and duly observe all laws with respect to the conduct of its business.

          7.11. COVENANTS EXTENDING TO SUBSIDIARIES. Cause each of its Subsidiaries to do with respect to itself, its business and its assets, each of the things required of Borrower in Sections 7.2 through 7.10, inclusive.

          7.12. OFFICER'S KNOWLEDGE OF DEFAULT. Upon an officer of Borrower obtaining knowledge of any Default or Event of Default hereunder or under any other obligation of Borrower or any Subsidiary, cause such officer to promptly deliver to the Lender a certificate specifying the nature thereof, the period of existence thereof, and what action Borrower proposes to take with respect thereto.

          7.13. SUITS OR OTHER PROCEEDINGS. Upon an officer of Borrower obtaining knowledge of any material litigation, dispute or proceedings being instituted or threatened against Borrower or any Subsidiary, or any attachment, levy, execution or other process being instituted against any assets of Borrower or any Subsidiary, promptly deliver to the Lender a certificate stating the nature and status of such litigation, dispute, proceeding, levy, execution or other process.

          7.14. NOTICE REGARDING HAZARDOUS MATERIAL OR ENVIRONMENTAL COMPLAINT. Give to Lender immediate written notice of any complaint, order, directive, claim, citation or notice by any governmental authority or any person with respect to the use, generation, storage, transportation or disposal of Hazardous Material by Borrower or any Subsidiary. Borrower shall promptly comply with its obligations under law with regard to such matters.

          7.15. ENVIRONMENTAL INDEMNIFICATION. Defend, indemnify and hold Lender harmless from and against any and all claims, losses, liabilities, damages and expenses (including, without limitation, cleanup costs and reasonable attorneys' fees including those arising by reason of any of the aforesaid or an action against Borrower under this indemnity) arising directly or indirectly from, out of or by reason of the handling, storage, treatment, emission or disposal of any Hazardous Material by or in respect of Borrower or any Subsidiary.

          7.16. FURTHER ASSURANCES. At its cost and expense, upon request of the Lender, duly execute and deliver or cause to be duly executed and delivered, to the Lender such further instruments, documents, certificates, financing and continuation statements, and do and cause to be done such further acts that may be reasonably necessary or advisable in the opinion of the Lender to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.

          7.17. ERISA REQUIREMENT. Comply with all requirements of ERISA applicable to it and furnish to the Lender as soon as possible (i) a certificate describing in reasonable detail any Reportable Event (as defined in ERISA) with respect to any Plan that has occurred and any action which Borrower proposes to take with respect thereto, (ii) a copy of any notice that Borrower or any Subsidiary may receive from the Pension Benefit Guaranty Corporation relating to the intention of the Pension Benefit Guaranty Corporation to terminate any Plan or Plans or to appoint a trustee to administer any such Plan, and (iii) a certificate setting forth details as to any failureto make a required installment or other payment with respect to a Plan and the action that Borrower or any Subsidiary proposes to take with respect thereto.

          7.18. CONTINUED OPERATIONS. Continue at all times to conduct its business and engage principally in the same line or lines of business substantially as heretofore conducted.

          7.19. COLLATERAL AUDIT. Cause to be delivered to Lender within sixty
(60) days of request by Lender, a collateral audit from an auditing firm acceptable to the Lender indicating collateral values of the collateral securing the Loans and the obligations representing the Letters of Credit satisfactory to the Lender.

          7.20. NEW SUBSIDIARIES. Promptly after the formation or acquisition of any Subsidiary subsequent to the Closing Date, cause to be delivered to the Lender a Guaranty in the form of Exhibit G hereto and a Stock Pledge Agreement in the form of Exhibit I hereto, a Security Agreement in the form of Exhibit H hereto and a resolution of the Board of Directors of such Subsidiary, certified by the Secretary thereof, approving the form of the Guaranty, Security Agreement and Stock Pledge Agreement and authorizing the execution, delivery and performance of such Guaranty, Security Agreement and Stock Pledge Agreement, along with an opinion letter of counsel for the Subsidiary covering such matters as the Lender may reasonably request. In the event any Existing Subsidiaries ever has total assets in excess of $250,000, the provisions of this Section 7.20 shall be applicable to such entity.

          7.21. SWAP AGREEMENTS. On or before the date 60 days from the Closing Date the Borrower shall enter into one or more Swap Agreements with the Lender in a minimum aggregate notional amount of $5,000,000 containing terms and conditions acceptable to the Lender.

          7.22. OWNERSHIP OF REAL PROPERTY. Within thirty days following the acquisition by Borrower or any Subsidiary of any real property, Borrower will cause to be delivered to Lender a deed of trust or mortgage on such real property conveying to Lender a first priority lien on such real property subject to no encumbrances not acceptable to Lender, together with such surveys, title insurance policies and other standard real estate documentation as Lender may reasonably request.

                                  ARTICLE VIII

                         Negative Covenants of Borrower

         Borrower covenants and agrees that from the date hereof until payment in full of the principal and interest on the Notes and all amounts owing by the Borrower to Lender in respect of any Letter of Credit are paid in full, unless the Lender shall otherwise consent in writing, it will not, nor will it permit any Subsidiary to, either directly or indirectly:



          8.1. CURRENT RATIO. Permit the ratio of Consolidated Current Assets to Consolidated Current Liabilities at any time to be less than 1.5 to 1.0.

          8.2. LEVERAGE RATIO. Permit the ratio of (x) Indebtedness for Money Borrowed of the Borrower and Subsidiaries, all determined on a consolidated basis to (y) EBITDA to exceed the following at the measuring dates listed below:

         Measuring Dates are
         Fiscal Quarters Ending During
         The Following Periods                        Ratio

         Closing Date to last day                    2.25 to 1.00
         preceding Fiscal Year End 1998

         Fiscal Year End 1998 to last day            2.00 to 1.00
         preceding Fiscal Year End 1999

         Fiscal Year End 1999 to last day            1.75 to 1.00
         preceding Fiscal Year End 2000

         All periods thereafter                      1.50 to 1.00


          8.3. CONSOLIDATED WORKING CAPITAL. Cause, suffer or permit Consolidated Working Capital to be less than $15,000,000 at any time.

          8.4. CONSOLIDATED TANGIBLE NET WORTH. Cause, suffer or permit Consolidated Tangible Net Worth at any time to be less than (i) $14,500,000 at June 30, 1997 (the "Initial Date") and until (but excluding) the last day of the fiscal quarter immediately following the fiscal quarter in which the Initial Date occurs, and (ii) for each subsequent period consisting of the period from (and including) the last day of a fiscal quarter to the day preceding the last day of the next fiscal quarter of the Borrower (each such period a "Measuring Period"), the sum of (A) the amount of Consolidated Tangible Net Worth required to be maintained pursuant to this Section 8.4 during the prior Measuring Period (using $14,500,000 for the period beginning June 30, 1997) plus (B) an amount equal to fifty percent (50%) of Consolidated Net Income of the Borrower and its Subsidiaries (without deduction for any negative Consolidated Net Income) during the prior Measuring Period and (C) 100% of the Net Proceeds of all issuances of equity by the Borrower since June 30, 1997.

          8.5. CONSOLIDATED FIXED CHARGE RATIO. Cause, suffer or permit at any time during any Four-Quarter Period of the Borrower, the Consolidated Fixed Charge Ratio for such Four-Quarter Period to be less than 1.15 to 1.0.

         In calculating compliance with this Section, there shall be excluded from the calculation the charge incurred during the third fiscal quarter of 1996 of $531,790, before income tax provision of $199,000, from the write-off of the Copyguard technology.

          8.6. MORTAGES, LIENS, ETC. Incur, create, assume or permit to exist any Lien of any kind upon any of their respective properties or assets of any character, including without limitation interests under conditional sales or other title retention agreements, except (i) Permitted Liens; (ii) Liens existing as of the date hereof and disclosed in the financial statements and notes thereto described in Section 5.3; and (iii) Liens securing indebtedness permitted under Section 8.7(iii).

          8.7. INDEBTEDNESS. Create, assume, incur, or in any manner be or become liable in any manner to any person or persons directly or indirectly for any Indebtedness, other than:

                      (i)  The credit provided for herein; or

                      (ii) Lease obligations incurred in the ordinary course of business of up to, in the aggregate, $600,000 in any fiscal year; or

                     (iii) Indebtedness incurred to Persons other than the Lender in the ordinary course of business, provided the maximum aggregate principal amount outstanding of all such Indebtedness shall not exceed $1,000,000 at any time; or

                      (iv) Other Indebtedness to the Lender.

          8.8. NAME CHANGE, MERGER, SALE OF ASSETS, DISSOLUTION, ETC. Change its name, enter into any transaction of merger or consolidation, or transfer, sell, assign, lease or otherwise dispose of any of its material properties or assets, or substantially all its properties or assets, or any stock or any Indebtedness of any Subsidiary, or any assets or properties necessary for the proper conduct of its business, or change the nature of its business, or wind up, liquidate or dissolve, or agree to any of the foregoing, or permit any Subsidiary to do so, except that any Subsidiary may dissolve or transfer all or a substantial part of its properties and assets to, or may merge into, Borrower or any other Subsidiary.

          8.9. CHANGE IN CONTROL. Become a party to or the subject of any Agreement, transaction or related series of transactions (i) pursuant to or as a result of which any person or group of persons acting in concert, other than Robert S. Speizman, the current owner, acquires voting control, directly or indirectly, whether by tender offer or in one or more negotiated block or market transactions, of not less than twenty percent (20%) of the issued and outstanding capital stock of any class of Borrower or (ii) to which Section 368(a) of the Code applies and which involves not less than twenty percent (20%) of the issued and outstanding capital stock of any class of Borrower.

          8.10. COMPLIANCE WITH ERISA; FUNDING OF PLANS. Engage in any transaction in connection with which Borrower or any related person would be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code; terminate any Plan in a manner, or take any other action with respect to any such Plan, which would result in any liability of Borrower or any Subsidiary to the Pension Benefit Guaranty Corporation; as of any Plan year, permit to exist any accumulated funding deficiency (as defined in Section 412 of the Code); or contribute or be obligated to contribute to any multi-employer Plan.

          8.11. INVESTMENTS. Other than its initial investment in WD effective at the closing of the acquisition of WD, make any investments in any Person (including Subsidiaries) or purchase or otherwise acquire any capital stock, properties, substantially all the assets or obligations of, or any other equity interest in, any Person (including Subsidiaries)in excess of (in the aggregate) $1,000,000.

          8.12. INVESTMENTS IN OR LOANS TO SUBSIDIARIES. Make any loan to any Subsidiary or any investments in any Subsidiary or purchase or otherwise acquire any capital stock or properties of any Subsidiary, except to the extent permitted by Section 8.11. The Lender acknowledges the existence of a loan from the Borrower to Speizman Industries Europe in the outstanding amount, as of the Closing Date, of approximately $250,000 and the equity interest of the Borrower in Speizman Industries Europe.

                                   ARTICLE IX

                               Events of Default

         If any one or more of the following events (herein called "Events of Default") shall occur:

          9.1. PAYMENT OF LIABILITIES. If Borrower defaults in the payment of all or any payment of principal or interest on either of the Notes when due and payable or declared due and payable or any amount owing in respect of a Letter of Credit when due and payable; or
                                       41

          9.2. PAYMENT OF OTHER OBLIGATIONS. If Borrower (i) defaults in payment of principal of or interest on any other Indebtedness beyond any period of grace provided with respect thereto, or (ii) defaults in the performance of any other Agreement, covenant, term or condition contained in any Agreement under which any such Indebtedness is created if the effect of such performance default described in this clause (ii) is to cause, or permit the holder or holders of such obligation (or a trustee in behalf of such holder or holders) to cause, such obligation to become due prior to its stated maturity; or

          9.3. REPRESENTATION OR WARRANTY. If any representation, warranty, statement, report or certification made by Borrower or any Subsidiary herein or in any other Loan Document shall be false or misleading in any material respect on the date as of which made; or

          9.4. SELECTED COVENANTS. If Borrower defaults in the performance or observance of any Agreement or covenant contained in Sections 7.12, 7.13 or 7.14 or Article VIII hereof; or

          9.5. OTHER LOAN DOCUMENTS. The occurrence of any Event of Default as defined in any of the other Loan Documents; or

          9.6. OTHER COVENANTS. If Borrower defaults in the performance or observance of any other agreement, covenant, term or condition binding on it contained herein other than as set forth in Section 9.4 above or in any other of the other Loan Documents and such default shall not have been remedied within thirty (30) days, or lesser period set forth in such agreement or documents, after the earlier to occur of Borrower becoming aware of such default or written notice thereof specifying the default shall have been received by Borrower from the Lender; or

          9.7. LIQUIDATION OR DISSOLUTION. Liquidation or dissolution of Borrower or any Subsidiary, or suspension of the business of Borrower or any Subsidiary, or filing by Borrower or any Subsidiary of a voluntary petition or an answer seeking reorganization, arrangement, readjustment of its debts or for any other relief under the Bankruptcy Code, as amended, or under any other insolvency act or law, state or federal, now or hereafter existing, or any other action of Borrower or any Subsidiary indicating its consent to, approval of, or acquiescence in, any such petition or proceeding; the application by Borrower or any Subsidiary for, or the appointment by consent or acquiescence of, a receiver, a trustee or a custodian of Borrower or any Subsidiary or for all or a substantial part of its property; the making by Borrower or any Subsidiary of an assignment for the benefit of creditors; the inability of Borrower or any Subsidiary or the admission by Borrower or any Subsidiary in writing of its inability to pay its debts as they mature; or

                                       42
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          9.8. INVOLUNTARY PROCEEDINGS. Filing of an involuntary petition against Borrower or any Subsidiary in bankruptcy or seeking reorganization, arrangement, readjustment of its or their debts or for any other relief under the Bankruptcy Code, as amended, or under any other insolvency act or law, state or federal, now or hereafter existing; or the involuntary appointment of a receiver, a trustee or a custodian of Borrower or any Subsidiary or for all or a substantial part of its or their property; the issuance of a warrant of attachment, execution or similar process against any substantial part of the property of Borrower or any Subsidiary, and the continuance of any of such foregoing events for thirty (30) days undismissed or undischarged; or

          9.9. ORDER OF DISSOLUTION; FORFEITURE ACTION. If (i) any order is entered in any proceedings against Borrower or any Subsidiary decreeing the dissolution or split-up of Borrower or any Subsidiary, and such order remains in effect for more than sixty (60) days; or (ii) any charges (whether by indictment, information or other criminal process) are instituted against Borrower or any Subsidiary under any criminal statute, state or federal, for which seizure or forfeiture of assets is a potential penalty or remedial measure; or

          9.10. JUDGMENT. If a final judgment, which with other outstanding final judgments against Borrower and its Subsidiaries, if any, exceeds applicable insurance coverage by an aggregate of $50,000 shall be rendered against Borrower or any Subsidiary, and if within thirty (30) days after entry thereof such judgment shall not have been discharged or execution thereof stayed pending appeal, or if within thirty (30) days after the expiration of any such stay such judgment shall not have been discharged;

then, at any time thereafter, if such Event of Default or any other Event of Default shall not have been waived,

         (a) the Lender may, at its option, (i) declare the Notes and all other liabilities owing by the Borrower or any Subsidiary to the Lender thereunder or in respect of any Letter of Credit to be forthwith due and payable, whereupon (or otherwise upon the occurrence of any event described in Section 9.7 or 9.8 hereof whether or not such declaration shall be made) the Notes and any other such liabilities shall forthwith become due and payable, without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything contained herein or in the other Loan Documents to the contrary notwithstanding and (ii) refuse to issue any additional Letters of Credit and enforce its rights against the Borrower under the documents relating to the Letters of Credit. After any such acceleration, the Lender may immediately do all other things provided for by law or by this Agreement or by the other Loan Documents; and
                                       43

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         (b) the Borrower shall, upon demand of the Lender, deposit cash with the Lender in an amount equal to the sum of (i) the aggregate amount remaining undrawn under all Letters of Credit plus (ii) Reimbursement Obligations then outstanding, as collateral security for the repayment of any future drawings or payments under such Letters of Credit, and the Borrower shall forthwith deposit and pay such amounts and such amounts shall be held by the Lender and subject to a lien and security interest in favor of the Lender and pursuant to the terms of the applicable L/C Documents.

                                   ARTICLE X

                                 Miscellaneous

          10.1. WAIVER OF DEFAULT; CUMULATIVE REMEDIES. The Lender may, by written notice to the Borrower, at any time and from time to time, waive any default in the performance or observance of any condition, covenant or other term hereof or any Event of Default which shall have occurred hereunder and its consequences. Any such waiver shall be for such period and subject to such conditions as shall be specified in any such notice. No failure to exercise and no delay in exercising, on the part of the Lender, any right, power or privilege hereunder, or other conduct, custom or course of dealing, shall operate as a waiver or amendment of any such right, power or privilege; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

          10.2. AMENDMENTS. The Lender and the Borrower may from time to time, enter into written agreements supplemental hereto for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lender or of the Borrower hereunder. Any such written supplemental Agreement shall be binding upon the Borrower, the Lender and the holders of the Notes.

          10.3. NOTICES. All notices, requests and demands to or upon the respective parties hereto under this Agreement and all other Loan Documents shall be deemed to have been given or made (i) three (3) Business Days next following the date when deposited in the mail, postage prepaid by registered or certified mail, return receipt requested, or (ii) one (1) Business Day following the date when deposited for shipment, transmittal charges prepaid, with a recognized courier service providing overnight courier service to the appropriate destination, or (iii) on the date when transmitted by telefacsimile device, if received before 5:00 p.m. on the date of such telefacsimile and such date is a Business Day, otherwise the next Business Day, in any case addressed as follows or to such other address as may be hereafter designated in writing by the respective parties:
                                       44
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         The Borrower:  Speizman Industries, Inc.
                        508 West 5th Street
                        Charlotte, North Carolina 28231
                        Telefacsimile:  704-376-3153
                        Attention: Robert S. Speizman

         The Lender:   NationsBank, N.A.
                       101 North Tryon Street, 15th Floor
                       Mail Code: NC1-008-15-003
                       Charlotte, North Carolina 28255
                       Telefacsimile: 704-386-8694
                       Attention: Dawn Long

         with copy to: NationsBank, N.A.
                       NationsBank Corporate Center
                       100 North Tryon Street
                       Charlotte, North Carolina 28255
                       Telefacsimile:  704-386-1270
                       Attention:  J. Timothy Martin

except in cases where it is expressly herein provided that such notice, request or demand is not effective until received by the party to whom it is addressed (in which case the same shall be effective upon receipt).

          10.4. SURVIVAL OF AGREEMENTS. All agreements, representations and warranties made herein shall survive the delivery of the Note and the making of the Loan hereunder and the provisions of Sections 7.15 and 10.7 shall survive final repayment of the Notes in full and expiration or termination of this Agreement.

          10.5. GOVERNING LAW. This Agreement and the other Loan Documents shall be deemed to be contracts made under, and for all purposes shall be governed by and construed in accordance with, the internal laws of the State of North Carolina.

          10.6. ENFORCEABILITY OF AGREEMENT. Should any one or more of the provisions of this Agreement or the other Loan Documents be determined to be illegal or unenforceable as to one or more of the parties, all other provisions nevertheless shall remain effective and binding on the parties hereto.

          10.7. EXPENSES; INDEMNITY. Borrower agrees, whether or not the transactions hereby contemplated shall be consummated, to pay all reasonable out-of-pocket expenses (including without limitation attorneys' fees and disbursements) incurred by Lender in connection with this Agreement, the other Loan Documents and any and all amendments, modifications and supplements thereof or thereto or the enforcement by the Lender of the terms and provisions hereof. Borrower further agrees to indemnify and save harmless Lender from and against any and all losses, liabilities and damages and expenses (including, without limitation, attorneys' fees and disbursements) in connection therewith or incurred thereby as a result of any of the transactions contemplated hereby, except as a result of the gross negligence or willful misconduct of the Lender.

          10.8. LIENS; SET OFF. Borrower hereby grants to the Lender a continuing lien for the obligations evidenced by the Notes or in respect of any Letter of Credit or hereby upon any and all monies, securities and other property of the Borrower and the proceeds thereof, now or hereafter held or received by or in transit to, the Lender from or for Borrower, and also upon any and all deposits (general or special) and credits of Borrower against the Lender, at any time existing. Upon the occurrence of an Event of Default hereunder, the Lender is hereby authorized, without notice to Borrower, to set off, appropriate and apply any and all monies, securities and other properties of Borrower hereafter held or received by or in transit to the Lender from or for Borrower, against any of such obligations.

          10.9. EXECUTION OF COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.

          10.10. ENTIRETY. The Loan Documents embody the entire Agreement between the parties and supersede all prior agreements and understandings, if any, relating to the subject matter hereof and thereof.

          10.11. BINDING EFFECT. The Loan Documents shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors, assigns and legal representatives; provided, however, that Borrower may not, without the prior written consent of Lender, assign any rights, powers, duties or obligations thereunder.

          10.12. WAIVER OF JURY TRIAL

                  (a) THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY AGREES AND CONSENTS THAT ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREIN MAY BE INSTITUTED IN ANY STATE OR FEDERAL COURT SITTING IN THE COUNTY OF MECKLENBURG, STATE OF NORTH CAROLINA, UNITED STATES OF AMERICA AND, BY THE EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER EXPRESSLY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE IN, OR TO THE EXERCISE OF JURISDICTION OVER IT AND ITS PROPERTY BY, ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING, AND THE BORROWER HEREBY IRREVOCABLY SUBMITS GENERALLY AND UNCONDITIONALLY TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING.
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

                  (b) THE BORROWER AGREES THAT SERVICE OF PROCESS MAY BE MADE BY PERSONAL SERVICE OF A COPY OF THE SUMMONS AND COMPLAINT OR OTHER LEGAL PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING, OR BY REGISTERED OR CERTIFIED MAIL (POSTAGE PREPAID) TO THE ADDRESS OF THE BORROWER PROVIDED IN SECTION 10.3, OR BY ANY OTHER METHOD OF SERVICE PROVIDED FOR UNDER THE APPLICABLE LAWS IN EFFECT IN THE STATE OF NORTH CAROLINA.

                  (c) NOTHING CONTAINED IN SUBSECTION (a) HEREOF SHALL PRECLUDE THE LENDER FROM BRINGING ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT IN THE COURTS OF ANY JURISDICTION WHERE THE BORROWER OR ANY OF THE BORROWER'S PROPERTY OR ASSETS MAY BE FOUND OR LOCATED. TO THE EXTENT PERMITTED BY THE APPLICABLE LAWS OF ANY SUCH JURISDICTION, THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT AND EXPRESSLY WAIVES, IN RESPECT OF ANY SUCH SUIT, ACTION OR PROCEEDING, OBJECTION TO THE EXERCISE OF JURISDICTION OVER IT AND ITS PROPERTY BY ANY SUCH OTHER COURT OR COURTS WHICH NOW OR HEREAFTER MAY BE AVAILABLE UNDER APPLICABLE LAW.

                  (d) IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER OR RELATED TO ANY LOAN DOCUMENT OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR THAT MAY IN THE FUTURE BE DELIVERED IN CONNECTION THEREWITH, THE BORROWER AND THE LENDER HEREBY AGREE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY AND HEREBY IRREVOCABLY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PERSON MAY HAVE TO TRIAL BY JURY IN ANY SUCH ACTION OR PROCEEDING.

         IN WITNESS WHEREOF, the Borrower and the Lender have caused this Agreement to be duly executed under seal by their duly authorized officers, all as of the day and year first above written.

ATTEST:                                    SPEIZMAN INDUSTRIES, INC.


   /s/  JOSEF SKLUT                            By: /s/ROBERT SPEIZMAN
________________________                  _______________________________

  Treasurer                                      President

(Corporate Seal)


                                          NATIONSBANK, N.A.


                                         By: /s/ J. TIMOTHY MARTIN
                                         ___________________________________
                                              Senior Vice President



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